Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

TA OPERATING LLC,

as Seller,

TRAVELCENTERS OF AMERICA LLC

as Seller Parent,

EG RETAIL (AMERICA), LLC,

as Buyer, and

EG GROUP LIMITED

as Buyer Parent

Dated as of

September 1, 2018

TABLE OF CONTENTS

1.	ASSETS AND ASSUMED LIABILITIES		1
	1.1	Sale of Assets	1
	1.2	Excluded Assets	2
	1.3	Assumed Liabilities; Excluded Liabilities	3
	1.4	Deposit	5
	1.5	Purchase Price	6
	1.6	Utilities and Closing Costs	7
	1.7	Collection of Excluded Accounts Receivable	7
2.	REPRESENTATIONS AND WARRANTIES		8
	2.1	Representations and Warranties of Seller	8
	2.2	Representations and Warranties of Buyer	15
	2.3	Expiration of Representations and Warranties and Covenants	17
	2.4	Knowledge of Seller	17
	2.5	“AS IS”	17
	2.6	Release and Waiver	18
	2.7	Limitation	19
	2.8	Survival	19
3.	COVENANTS PRIOR TO CLOSING		19
	3.1	Access to Information; No Inspections; Confidentiality	19
	3.2	Conduct of Business Pending the Closing	20
	3.3	Further Actions	21
	3.4	Antitrust Matters	21
	3.5	Title and Survey	22
	3.6	Cross-Division Contracts	22
4.	ADDITIONAL COVENANTS		23
	4.1	Tax Matters	23
	4.2	Employee Matters	24
	4.3	Use of Seller Marks	26
	4.4	Insurance and Casualty	27
	4.5	Condemnation	27
	4.6	Release of Seller Guaranties	27
	4.7	License to Seller of Business IP	27

i

	4.8	Section 1031 Exchange	28
	4.9	Litigation Assistance	28
	4.10	Transfer of Assets, Licenses and Permits and Environmental Insurance	29
	4.11	Parent Guarantee	30
	4.12	Exclusivity	31
	4.13	Assignment of Reimbursement Rights	32
	4.14	Assistance with Financing Arrangements	32
	4.15	2018 Financial Statements	33
5.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		34
	5.1	Accuracy of Representations and Warranties	34
	5.2	Performance of Obligations	34
	5.3	No Injunction, Etc.	34
	5.4	Delivery of Documents	34
	5.5	Satisfaction of Title Policy Requirements	34
6.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS		34
	6.1	Accuracy of Representations and Warranties	34
	6.2	Performance of Obligations	34
	6.3	No Injunction, Etc.	35
	6.4	Delivery of Documents	35
7.	INDEMNIFICATION		35
	7.1	Indemnification By Seller	35
	7.2	Indemnification By Buyer	36
	7.3	Procedures Relating to Indemnification Between Buyer and Seller	37
	7.4	Procedures Relating to Indemnification for Third Party Claims	38
	7.5	Environmental Claim Procedures And Limitations	39
	7.6	Insurance And Other Sources Of Recovery	40
	7.7	Effect of Investigation	40
	7.8	Exclusive Remedy, etc.	41
	7.9	Fraud	41
8.	CLOSING		41
	8.1	Closing Date	41
	8.2	Items to be Delivered by Seller	41
	8.3	Items to be Delivered by Buyer	42
9.	DEFAULT; REMEDIES; TERMINATION		43

	9.1	Default by Buyer	43
	9.2	Default by Seller	43
	9.3	Termination by Either Party	43
	9.4	Deposit	44
10.	MISCELLANEOUS		44
	10.1	Publicity	44
	10.2	Assignment	44
	10.3	Parties in Interest	45
	10.4	Amendment	45
	10.5	Waiver	45
	10.6	Notices	45
	10.7	Expenses	46
	10.8	Section Headings; Table of Contents	47
	10.9	Severability	47
	10.10	No Strict Construction	47
	10.11	Governing Law; Jurisdiction; Venue; Waiver of Jury Trial	47
	10.12	Entire Agreement	48
	10.13	Time of Essence	48
	10.14	Prevailing Party	48
	10.15	Counterparts	48
	10.16	Expert Determination	48
	10.17	Single Transaction; Bulk Transfer Laws	49
	10.18	Interpretation	49
	10.19	Debt Financing Sources	49
	10.20	Definitions	50

SCHEDULES

Schedule 1.1(c)	Motor Vehicles
Schedule 1.1(e)	Assumed Contracts
Schedule 1.1(f)	Business IP
Schedule 1.1(e)	Computer Systems
Schedule 1.2(a)	Excluded Assets
Schedule 1.2(p)	Excluded Intellectual Property
Schedule 1.3	Excluded Liabilities
Schedule 2.1(c)	Exceptions to No Violations Representation
Schedule 2.1(d)	Litigation
Schedule 2.1(e)	Financial Statements
Schedule 2.1(e)(iii)	Liabilities and Obligations
Schedule 2.1(c)	Compliance with Laws
Schedule 2.1(f)(ii)	Licenses and Permits
Schedule 2.1(g)(i)	Environmental Matters
Schedule 2.1(g)(i)(D)	Active Remediation
Schedule 2.1(h)	Intellectual Property
Schedule 2.1(i)	Title to Assets; Liens
Schedule 2.1(j)	Real Property Matters
Schedule 2.1(k)	Assumed Contracts and Real Property Leases
Schedule 2.1(l)(ii)	Employees
Schedule 2.1(1)(iii)	Benefit Plans
Schedule 3.6	Cross-Division Contracts
Schedule 4.6	Release of Seller Guaranties
Schedule 10.20(i)	Data Room Index
Schedule 10.20(ii)	DODO and CODO Agreements
Schedule 10.20(iii)	DODO Letters of Credit
Schedule 10.20(iv)	DODO Properties
Schedule 10.20(v)	Owned Real Properties
Schedule 10.20(vi)	Real Property Leases
Schedule 10.20(vii)	Properties

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Deed
Exhibit D	Form of Intellectual Property Assignment

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 1, 2018, by and among TA Operating LLC, a Delaware limited liability company (“Seller”), TRAVELCENTERS OF AMERICA LLC, a Delaware limited liability company (“Seller Parent”), EG GROUP LIMITED, a limited liability company organized under the laws of England and Wales (“Buyer Parent”), and EG Retail (America), LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller owns and operates a retail gasoline and convenience store business (the “Business”) at the Properties (as defined below);

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, convey, assign, transfer and deliver to Buyer certain properties, assets and liabilities of the Business owned or held by Seller for the consideration and on the terms and conditions specified herein (the “Transaction”);

WHEREAS, Buyer and Seller have each authorized and approved this Agreement and the transactions contemplated hereby, including the Transaction; and

WHEREAS, each capitalized term used but not defined in the context of the Section in which such term first appears shall have the meaning ascribed thereto in Section 10.20.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.                                      ASSETS AND ASSUMED LIABILITIES

1.1                               Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire, accept and receive, all of Seller’s right, title and interest in and to the following assets free from any Liens other than Permitted Liens (collectively, the “Assets”):

(a)                                 (i) the Owned Real Properties and (ii) the Leased Real Properties, including the Real Property Leases, together with all of Seller’s right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon;

(b)                                 all furniture, fixtures, equipment and other tangible personal property owned, leased, or licensed by Seller and situated at the Properties (including the Fuel Equipment) used in the operation of the Business;

(c)                                  the motor vehicles listed on Schedule 1.1(c).

(d)                                 all of the Inventory;

(e)                                  the Contracts set forth on Schedule 1.1(e) (the “Assumed Contracts”);

(f)                                   the Intellectual Property set forth on Schedule 1.1(f) (the “Business IP”);

(g)                                  customer, distributor and supplier lists and all other relevant business records of Seller, in each case, that relate to the Business, excluding Seller’s Records (collectively, the “Books and Records”);

(h)                                 Licenses and Permits, to the extent the same (i) are permitted to be assigned under applicable Law, and (ii) are assignable at no material unreimbursed cost or expense to Seller or its Affiliates; and

(i)                                     the Computer Systems listed on Schedule 1.1(i).

1.2                               Excluded Assets. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, Seller shall not convey, assign, transfer or deliver to Buyer, and Buyer shall not purchase, acquire, receive or accept from Seller (and the Assets shall not include), the following property which shall remain the property of Seller after the Closing (collectively, the “Excluded Assets”):

(a)                                 all equipment or other personal property assets not owned by Seller or not leased or licensed to Seller for use in the Business that may be situated at the Properties, the DODO Properties, the CODO Property or at locations operated by third-party operators or other third parties as listed in Schedule 1.2(a), as well as those assets owned by Seller and listed on Schedule 1.2(a);

(b)                                 all motor vehicles or trailers other than those listed on Schedule 1.1(c);

(c)                                  all assets that are not related to or used in the operation of the Business;

(d)                                 other than as set forth in Section 1.1 above, all assets that are not located at the Properties;

(e)                                  all assets belonging to third parties at the Properties;

(f)                                   all inventory at the CODO Property and the DODO Properties;

(g)                                  except to the extent solely related to or used in the Business, all tax returns and supporting documentation related thereto, limited liability company franchise, membership record books, record books containing minutes of meetings of directors, managers, members or shareholders of Seller or any of its Affiliates, the general ledger of Seller and any of its Affiliates, all records relating to accounts receivable and/or accounts payable, all subsidiary ledgers of Seller and any of its Affiliates, and such other records relating to the organization or capitalization of Seller or any of its Affiliates (collectively, the “Seller’s Records”);

(h)                                 all rights or claims to any refunds from whatever sources, including for any Taxes, fees, assessments or charges and those arising out of premium adjustments under insurance policies, relating to any period or portion thereof ending prior to the Closing Date;

(i)                                     other than cash included in the Closing Inventory Value, any cash, cash equivalents, vendor rebates, uncollected checks, deposits, bank deposits and accounts, certificates of deposit, governmental obligations, marketable or other securities, shares of capital stock or equity interests;

(j)                                    all notes receivable;

(k)                                 all personnel files and other records regarding any employees of Seller or its Affiliates, except with respect to Transferred Employees (to the extent permitted by applicable Law);

(l)                                     all reimbursements to which Seller or any of its Affiliates are entitled under any state petroleum storage tank fund for any costs incurred prior to the Closing;

(m)                             all rights which accrue or will accrue to Seller or any of its Affiliates under this Agreement or any documents executed or delivered in connection herewith;

(n)                                 except with respect to the Assumed Contracts Proration pursuant to Section 1.5(a)(iv), all accounts receivable accrued prior to the Closing Date in respect of the Business, including, accounts receivable with respect to the New Contracts and the DODO and CODO Agreements (the “Excluded Accounts Receivable”);

(o)                                 all insurance policies and self-insurance programs of Seller and its Affiliates, and all rights to applicable claims and proceeds thereunder;

(p)                                 all Intellectual Property (other than the Business IP) owned by Seller or any of its Affiliates, including the Intellectual Property set forth on Schedule 1.2(p) hereof;

(q)                                 all unsold lottery tickets; and

(r)                                    all Seller Benefit Plans and any assets of any Seller Benefit Plans (except as specifically provided in Section 4.2 hereof).

1.3                               Assumed Liabilities; Excluded Liabilities.

(a)                                 Assumed Liabilities.  Upon the transfer and delivery of the Assets at the Closing, Buyer shall assume and agree to pay or discharge when due in accordance with their respective terms the following Liabilities arising from or relating to the Assets (the “Assumed Liabilities”):

(i)                                     all Liabilities and obligations under the Assumed Contracts and the Real Property Leases arising on or after the Closing Date;

(ii)                                  all Liabilities relating to the Employees arising on or after the Closing Date;

(iii)                               all Environmental Liabilities that arise out of or relate to events or circumstances occurring (A) on or after the Closing Date, or (B) prior to the Closing Date, but only to the extent that such Environmental Liabilities do not fall within the definition of Excluded Environmental Liabilities set forth in Section 1.3 (b)(iii) below;

(iv)                              the Liabilities assumed by Buyer under Section 4.2; and

(v)                                 all other Liabilities that arise out of Buyer’s ownership or operation of the Assets after the Closing.

(b)                                 Excluded Liabilities.  The Seller shall remain liable for all Liabilities arising from or relating to the Assets or the Business prior to the Closing Date, including (the “Excluded Liabilities”):

(i)                                     all Liabilities and obligations under the Assumed Contracts and the Real Property Leases arising prior to the Closing;

(ii)                                  all Liabilities relating to the Employees arising prior to the Closing;

(iii)                               all Environmental Liabilities that arise out of or relate to events or circumstances occurring prior to the Closing as to which a Third-Party Claim has been asserted against the Assets or the Business within two years after the Closing Date (the “Excluded Environmental Liabilities”)

(iv)                              any Liabilities relating to Seller’s termination of Cross-Division Contracts;

(v)                                 any claim, controversy, legal, equitable or other action involving Seller, including any arising post-Closing that relates to pre-Closing acts, omissions, facts or circumstances with respect to the Business, any Asset, any Assumed Liability, or any Property;

(vi)                              the Liabilities set forth on Schedule 1.3; and

(vii)                           all other Liabilities that arise out of Seller’s ownership or operation of the Assets prior to the Closing.

(c)                                  The assumption of the Assumed Liabilities by Buyer shall not affect the rights of third parties under Contracts with Buyer or Seller, as applicable, and nothing herein shall prevent either Party from contesting in good faith any of said Liabilities as against any third party.

1.4                               Deposit. Within two (2) Business Days following the execution and delivery of this Agreement by the parties, Buyer shall deliver a deposit in the amount of five percent (5%) of the Base Purchase Price (the “Deposit”) by wire transfer of immediately available funds to First American Title Insurance Company or such other person as shall be reasonably acceptable to Buyer and Seller, as escrow agent (the “Escrow Agent”), which Deposit shall be held by the Escrow Agent in an interest-bearing escrow account pursuant to the terms of this Agreement. The Deposit shall be credited to the Purchase Price at the Closing, and:

(a)                                 The Escrow Agent shall hold and release the Deposit only in accordance with the terms of this Agreement or as otherwise directed by Buyer and Seller in a joint written instruction. The Deposit shall be held in an interest-bearing escrow account in an institution reasonably acceptable to Buyer and Seller, and shall be paid to the Party entitled thereto in accordance with the terms of this Agreement.  Any interest earned on the Deposit shall be paid to the Party entitled to receive the Deposit pursuant to the terms of this Agreement.

(b)                                 The acceptance by the Escrow Agent of its duties as such under this Agreement is subject to the following terms and conditions, which all Parties to this Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

(i)                                     the Escrow Agent acts hereunder as a depositary only, and is not responsible or liable in any manner whatever for the sufficiency of any amounts deposited with it;

(ii)                                  the Escrow Agent shall not be liable for acting upon any notice, request, waiver, consent, receipt or other instrument or document which the Escrow Agent in good faith believes to be genuine and what it purports to be;

(iii)                               the Escrow Agent shall not be liable for any error in judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence or willful misconduct;

(iv)                              the Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and advice of such counsel;

(v)                                 the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the other Parties hereto or their successors;

(vi)                              the Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so; and

(vii)                           Seller and Buyer each hereby release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

(c)                                  Seller and Buyer may remove the Escrow Agent at any time upon not less than five (5) days’ notice to the Escrow Agent. In such case, Seller, by notice to Buyer, shall appoint a successor Escrow Agent, who shall (i) be reasonably satisfactory to Buyer and (ii) accept such appointment and agree in writing to be bound by the terms of this Agreement. If no successor Escrow Agent is appointed and acting hereunder within five (5) days after the removal of the Escrow Agent or there is a dispute between the Parties with respect to payment of the Deposit, the Escrow Agent may deliver the Deposit into a court of competent jurisdiction as set forth in Section 10.11. Upon delivery of the Deposit to a successor agent or court of competent jurisdiction, the Escrow Agent shall be released and discharged from all further obligations hereunder.

(d)                                 The Escrow Agent agrees to serve without compensation for its services; provided, however, that Buyer and Seller each hereby agree to reimburse, or to advance to, the Escrow Agent one-half (1/2) of all reasonable expenses of the Escrow Agent incurred in the performance of its duties hereunder; provided, further, if the Escrow Agent incurs any such costs or expenses in connection with any dispute between Seller and Buyer, then the Party which is not the prevailing or substantially prevailing party in such dispute shall be responsible for all such expenses.

(e)                                  This Section 1.4 shall survive Closing or any earlier termination of this Agreement.

1.5                               Purchase Price.

(a)                                 As consideration for the Assets, Buyer shall pay to Seller an aggregate purchase price (the “Purchase Price”) equal to the following, all of which shall be as set forth in the Settlement Statement agreed to by the Parties in accordance with the terms of this Agreement:

(i)                                     three hundred and five million Dollars ($305,000,000) (the “Base Purchase Price”); plus

(ii)                                  the Closing Inventory Value;  plus

(iii)                               the Real Property Lease Proration; plus

(iv)                              the Assumed Contracts Proration; plus

(v)                                 the Property Tax Proration; minus

(vi)                              the Vendor Rebate Proration Amount.

(b)                                 if any of the amounts referred to in Section 1.5(a)(ii) through (vi) are not agreed upon between Buyer and Seller as of the Closing Date, such amounts shall be determined on the basis of Seller’s good faith estimate as of the Closing Date and following the Closing final amounts for such estimated items shall be proposed in good faith by Buyer as soon as reasonably practicable thereafter but, in any event, not later than ninety (90) days after the Closing Date.  Any dispute relating to the amounts under Section 1.5(a) shall be referred to an Expert in accordance with Section 10.16 if the Buyer and Seller have failed to agree the matter within 20 Business Days after the date on which Buyer delivers to Seller its calculation of such amounts.

(c)                                  At the Closing, Buyer shall pay an amount equal to the Purchase Price less the Deposit previously paid by wire transfer of immediately available funds, to the Escrow Agent, which shall disburse such funds as directed by Seller.

1.6                               Utilities and Closing Costs.

(a)                                 Utilities. Charges for water, gas, power, light and other utility services shall be the responsibility of Seller with respect to service through, but not including, the Closing Date and shall be Buyer’s responsibility with respect to service on and after the Closing Date. The Parties shall endeavor to obtain meter readings or other evidence of the amounts due for utilities before the Closing, and Seller shall pay the same directly to the utility provider, but if such readings or evidence cannot be obtained before the Closing, then the Closing shall occur without payment of the same, and the Seller shall promptly obtain such reading or evidence after the Closing and Seller shall pay to Buyer any unpaid utility charges incurred before the Closing based upon such reading within three (3) Business Days following receipt thereof.  Seller utility deposits are, and shall remain, the property of Seller, and Buyer shall be responsible for providing its own utility deposits.

(b)                                 Closing Costs. At the Closing, all costs related to (i) all deed, transfer or other Taxes assessed or that may be assessed in connection with the sale of the Assets, (ii) the costs to record the deeds, and (iii) transfer costs levied under Assumed Contracts to the extent contractually required, shall be split equally between Buyer and Seller. All other escrow or closing costs shall be split equally between Buyer and Seller. The charges for any title insurance premiums and endorsements shall be paid solely by Buyer.

1.7                               Collection of Excluded Accounts Receivable; Other Payments.

(a)                                 Following the Closing, Buyer shall remit to Seller all funds received by Buyer representing Excluded Accounts Receivable as soon as reasonably practicable following receipt thereof. Receipts from a particular account debtor shall be applied first to the oldest outstanding Excluded Accounts Receivable with respect to such debtor prior to applying any receipts to accounts receivable generated by Buyer after the Closing.

(b)                                 If any payment is made to Seller after Closing in relation to the operation of the Business by Buyer after the Closing or to which Buyer is otherwise entitled pursuant to the terms of this Agreement, Seller will receive the same as trustee for Buyer and will account to Buyer for the same as soon as reasonably practicable following receipt thereof.

2.                                      REPRESENTATIONS AND WARRANTIES

2.1                               Representations and Warranties of Seller. Except as set forth in the Schedules to this Agreement (it being agreed that any disclosure set forth in the Schedules shall qualify or modify the Section(s) or subsection(s) of this Section 2.1 that it expressly references and any other Section or subsection of this Section 2.1 to the extent it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or modifies such other Section or subsection), Seller hereby makes the following representations and warranties to Buyer as of the date hereof:

(a)                                 Due Organization and Power. Seller is duly formed and validly existing under the laws of the state of its formation.  Seller has all requisite authority under the laws of such state and its formation documents to own, operate and lease its properties related to the Business and to carry on the Business as and where the Business is currently conducted by it and to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement and to perform its obligations hereunder. Seller is duly qualified or licensed to do business as a foreign organization in each jurisdiction wherein the character of the properties owned by it and used in the Business, or the nature of the Business, makes such licensing or qualification necessary.

(b)                                 Authority. The execution, delivery and performance by Seller of this Agreement and each other agreement, document and instrument to be executed and delivered by Seller pursuant hereto and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions of Seller and no other organizational act or proceeding on the part of Seller is necessary to authorize this Agreement or the other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and when duly executed and delivered by Seller and, if applicable, Buyer, the other documents and instruments to be executed and delivered by Seller pursuant hereto, assuming due and valid authorization, execution and delivery thereof by Buyer, will constitute, valid and binding agreements of Seller enforceable in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(c)                                  No Violation. Neither the execution and delivery by Seller of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto, nor the consummation by Seller of the transactions contemplated hereby and thereby (i) except as set forth on Schedule 2.1(c)(i), will violate any Law or

Order applicable to Seller in any material respect, (ii) except as set forth on Schedule 2.1(c)(ii), will require any material authorization, consent or approval by, filing with or notice to any Governmental Entity (other than with respect to the notification and waiting period requirements of the HSR Act, or as may be required in connection with the transfer of any permit or license and as contemplated under Section 3.4 hereof), or (iii) except as set forth on Schedule 2.1(c)(iii), will violate or conflict with in any material respect, or constitute a material default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Liens (other than Permitted Liens) upon any, of the Assets under, (A) any term or provision of the operating agreement, certificate of formation, or similar organizational documents of Seller or (B) any of the express terms of any material Contract to which Seller is a party or by which the Assets are bound.

(d)                                 No Litigation. Except as listed on Schedule 2.1(d), there is no material litigation proceeding, arbitration or investigation against Seller pending or, to the Knowledge of Seller, threatened in writing, with respect to the Assets.

(e)                                  Financial Statements.

(i)                                     The audited financial statements for the Business, for the years ended December 31, 2017 and December 31, 2016 are set forth in Schedule 2.1(e) (“Seller Financial Statements”).  The foregoing financial statements (including the notes thereto, if any) accurately present in all material respects the financial condition of the Business as of the respective dates thereof and the operating results of the Business for the periods covered thereby and have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated, subject, in the case of the unaudited financial statements, to the lack of footnote disclosure and changes resulting from normal year-end adjustments for recurring accruals (none of which footnote disclosures or changes would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Business).

(ii)                                  To the Knowledge of Seller, since December 31, 2016, neither the Seller nor any of its Affiliates have received any written complaint, allegation, assertion or claim from any Governmental Entity regarding the accounting or auditing practices, procedures, methodologies or methods of the Business or its internal accounting controls, including any written complaint, allegation, assertion or claim that such party has engaged in questionable accounting or auditing practices with respect to the Business.

(iii)                               Except as set forth in Schedule 2.1(e)(iii), as of the date of this Agreement the Business does not and will not have any material liabilities or obligations whatsoever of the nature required to be reflected on the financial statements of the Business under United States generally accepted accounting principles, except (a) liabilities or obligations reflected on the face of the Seller

Financial Statements, (b) liabilities or obligations that have arisen since the date of the Seller Financial Statements in the ordinary course of the operation of the Business consistent with past practices (none of which is a liability or obligation for breach of contract, breach of warranty, tort, infringement, or violation of applicable Law) and (c) liabilities or obligations under Assumed Contracts or under contracts and commitments entered into in the ordinary course of the Business consistent with past practices (none of which is a liability or obligation for breach or other nonperformance).

(f)                                   Compliance With Laws and Orders. Except as set forth in Schedule 2.1(f):

(i)                                     Seller is and has complied in all material respects with all applicable material Laws and Orders of any Governmental Entity applicable to the Seller or the Business.  Seller has not received any written communication from a Governmental Entity that alleges that it is not in compliance in all material respects with any material Law or Order, and to the Knowledge of Seller, neither Seller nor the Business has been subject to any material adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action. Seller has not made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

(ii)                                  Seller holds and is in compliance in all material respects with all Licenses and Permits, and Schedule 2.1(f)(ii) sets forth a list of all of such Licenses and Permits. Seller is not in default in any material respect under any of such Licenses and Permits.

(iii)                               The parties acknowledge that Seller makes no representation or warranty in this Section 2.1(f) with respect to environmental matters, Intellectual Property or labor relations, which matters are exclusively addressed in Sections 2.1(g), 2.1(h) and 2.1(l), respectively.

(g)                                  Environmental Matters.

(i)                                     Except as set forth in the Phase 1 environmental reports provided in the Data Room or on Schedule 2.1(g)(i):

(A)                               The Owned Real Properties and the operations conducted thereon by Seller and the Seller’s operations on the Leased Real Properties are and have been since August 2016 in material compliance with all applicable Environmental Laws.

(B)                               Seller holds all material Environmental Permits that are required for its ownership of the Properties and the operation of the Business as currently conducted, all such Environmental Permits are in full force and effect and there is no material action, claim, investigation or proceeding pending before nor, to Seller’s Knowledge, threatened, nor, to

Seller’s Knowledge, are there any existing facts, conditions or circumstances that would reasonably be expected to cause any Governmental Entity to materially modify, suspend, revoke, or terminate any such Environmental Permit or declare any such Environmental Permit invalid.

(C)                               Seller has not received any currently unresolved written or, to Seller’s Knowledge, oral notice from a Governmental Entity of any material violation of Environmental Laws.

(D)                               To Seller’s Knowledge, the only releases of Hazardous Substance at, in, on, under or from any Owned Real Property or any Leased Real Property currently requiring material investigatory, corrective or remedial action under Environmental Laws by Seller are set forth on Schedule 2.1(g)(i)(D).

(E)                                To Seller’s Knowledge, there has been no disposal of any Hazardous Substance arranged by or on behalf of Seller  in connection with the Business or the Properties at sites owned by third parties except as has been in material compliance with Environmental Laws.

(F)                                 Seller has made available to Buyer all material reports, records, data, site assessments and other material information in its possession, custody, or control concerning material Environmental Liabilities regarding the Business and the Properties (including in Seller’s ENFOS system to which Buyer acknowledges it was granted access).

(G)                               The Business and the Properties are in material compliance with all requirements  under relevant underground storage tank laws.

(ii)                                  This Section 2.1(g) contains the sole and exclusive representations and warranties of Seller with respect to environmental matters, including any matters arising under Environmental Laws.

(h)                                 Intellectual Property.

(i)                                     Schedule 2.1(h) sets forth a list of all U.S. (A) patents and patent applications, (B) trademark registrations and applications, and (C) copyright registrations and applications owned by Seller as of the date hereof included in the Business IP (the foregoing (A)-(C), the “Registered IP”). Seller owns the Registered IP free and clear of any Liens other than Permitted Liens.

(ii)                                  Except as disclosed to Buyer, (A) to Seller’s Knowledge, the conduct of the Business as currently conducted by Seller does not infringe or otherwise violate any rights in any Person’s Intellectual Property, and (B) there are no litigation proceedings alleging such infringement or violation pending or, to Seller’s Knowledge, threatened in writing against Seller.

(i)                                     Title to Assets; Liens. (i) Seller owns (with record and marketable title in the case of the Owned Real Properties) or validly leases all of the Assets, and (ii) the Assets are owned or leased free and clear of any Liens, other than Permitted Liens. Except as set forth in Schedule 2.1(i) or would not have a Material Adverse Effect, all of the tangible Assets are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the ordinary course of the Business as presently conducted, and are adequate and sufficient to conduct the Business as presently conducted and conform in all material respects with all applicable Laws. The parties acknowledge that the representations and warranties in this Section 2.1(i) shall not be deemed to constitute representations or warranties with respect to infringement or other violation of intellectual property rights, which are exclusively addressed in Section 2.1(h).

(j)                                    Real Property.

(i)                                     (A)                               Except as set forth on Schedule 2.1(j)(i)(A) or as would not have a Material Adverse Effect, there are no material written leases, concessions or other Contracts granting to any Person the right to use or occupy any Owned Real Property or any portion thereof, other than Permitted Liens or pursuant to an Assumed Contract.

(B)                               Except as set forth on Schedule 2.1(j)(i)(B) or as would not have a Material Adverse Effect, there are no outstanding purchase and sale contracts, options, rights of first offer, rights of first refusal to purchase, or rights of repurchase or forfeiture of or with respect to any Owned Real Property or any portion thereof or interest therein, other than the rights of Buyer pursuant to this Agreement.

(C)                               Except as set forth on Schedule 2.1(j)(i)(C) or as would not have a Material Adverse Effect, no Proceedings are pending and, to Seller’s Knowledge, there are no Proceedings threatened against or affecting, any of the Owned Real Properties, the Leased Real Property or any portion thereof or interest therein in the nature of, or in lieu of, condemnation or eminent domain proceedings.

(ii)                                  Except (A) as set forth on Schedule 2.1(j)(ii), (B) or as would not have a Material Adverse Effect, or (C) as set forth in the Real Property Leases and Assumed Contracts that are included in the Data Room, (I) there are no written subleases, concessions or other Contracts granting to any Person other than Seller the right to use or occupy any Leased Real Property and (II) there are no outstanding options, rights of first offer, or rights of first refusal to purchase, or rights of repurchase or forfeiture of or with respect to all or a portion of any Leased Real Property.

(iii)                               Except as set forth on Schedule 2.1(j)(iii) or as would not have a Material Adverse Effect, Seller has not received written notice that the location, existence, use, operations or maintenance by the Seller of any Owned Real Property or Leased Real Property breaches, in any material respect, the provisions of any restrictive covenant, easement, servitude, right-of-way or other Lien registered against or otherwise affecting such Owned Real Property or Leased Real Property, which alleged breach remains uncured.

(iv)                              Except as set forth on Schedule 2.1(j)(iv), Seller has not received any written notice from any Governmental Entity, that any of the Owned Real Properties or Leases Real Properties, or any portion thereof, violate any Law or Order, which alleged breach remains uncured.

(k)                                 Assumed Contracts and Real Property Leases.  Schedule 1.1(e) sets forth a complete and accurate list of all Assumed Contracts to which there is any obligations or liability remaining and to which Seller is a party or by which Seller is bound.  Each Assumed Contract and each Real Property Lease is in full force and effect and is valid and enforceable against Seller and, to the Knowledge of Seller, the other party or parties thereto in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles. Seller is in compliance in all material respects with all terms and requirements of each Assumed Contract and each Real Property Lease. No material breach or default by Seller of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred under any Assumed Contract or Real Property Lease. Except as set forth on Schedule 2.1(k), Seller has not been given any written notice of a material default by any other party to any Assumed Contract or Real Property Lease, which alleged default remains uncured.  To the Knowledge of Seller, no material breach or default by any other party to any Assumed Contract or any Real Property Lease of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. There has been no material modification, termination or cancellation (excluding expiration in accordance with its terms) of any Assumed Contract or any Real Property Lease.  The Seller has made available to Buyer true, correct and complete copies of each written Assumed Contract and each Real Property Lease.

(l)                                     Employment and Benefits

(i)                                     As of the Closing Date and three (3) years prior to the Closing Date (or such shorter period if Seller owned the Property for fewer than three (3) years), (a) the Business is not and has not been bound by any collective bargaining agreement with respect to the Employees, (b) no labor union has made a pending demand for recognition or certification with respect to the Employees, and (c) there are no pending strikes, organized slowdowns or lockouts involving the Employees.

(ii)                                  Schedule 2.1(l)(ii) contains a list, as of the date hereof (with an updated list provided to Buyer at Closing), of the following information for each Employee: employment number, job title, current salary or rate of compensation, bonus or other cash incentive compensation, service credited for purposes of vesting and eligibility under any Seller Benefit Plan, bonus or other compensation, leave status (including type and expected duration), status under the Fair Labor Standards Act as an exempt or non-exempt employee, and full or part-time status.

(iii)                               Schedule 2.1(l)(iii) lists all of the Seller Benefit Plans that offer health and welfare, retirement, or post-termination benefits in which any Employee is eligible to participate.

(iv)                              Each Seller Benefit Plan in which any Employee is eligible to participate that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.

(v)                                 No Seller Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code;  (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA); (iii) is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (iv) funded by a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code; or (v) is subject to Section 412 of the Code, Section 430 of the Code, or Title IV of ERISA. Except as would not have a Material Adverse Effect, Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would be reasonably expected to give rise to a liability under Section 4069 or Section 4212(c) of ERISA.1

(vi)                              Except as otherwise provided in Section 4.2, the Buyer shall have no liability, successor or otherwise, under the Seller Benefit Plans or relating to the employment of the Employees by Seller or an Affiliate.

(m)                             Labor Law.  The Seller and the Business are, and for the last three (3) years (or such shorter period if Seller owned the Property for fewer than three (3) years) have been, in compliance in all material respects with all Laws relating to labor, employment and employment practices, including terms and conditions of employment, leaves of absence, the Fair Labor Standards Act of 1938 (the “FLSA”), equal employment opportunity, non-harassment, non-discrimination, immigration, wages, hours, worker classification, benefits, collective bargaining, the payment and withholding of social security and similar Taxes.

(n)                                 Insurance. Except as would not have a Material Adverse Effect, Seller has received no written notice from any insurance carrier of defects or inadequacies in the Assets which, if uncorrected, would result in a termination of insurance coverage or an increase in the premiums charged therefor.

(o)                                 Broker Fees. Except Citigroup Global Markets Inc., which will be paid by Seller pursuant to a  separate agreement between Seller and Citigroup Global Markets Inc., Seller has not paid and is not obligated to pay any fees or commissions to any investment banker, broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

(p)                                 Absence of Certain Developments.  Since December 31, 2017, no fact, event or circumstance has occurred or arisen that, individually or in combination with any other fact, event or circumstance, has had or would reasonably be expected to have a Material Adverse Effect.  Since December 31, 2017, the Business has been conducted only in the ordinary course of business consistent with past practice, except with respect to Seller’s roll-out of the “GoGo Rewards Program”.

(q)                                 Taxes.  All Tax Returns required to be filed with respect to the Assets or the Business have been timely filed (taking into account any extensions of time in which to file).  All such Tax Returns are correct and complete in all material respects.  All Taxes due and owing with respect to the Assets or Business have been paid.

2.2                               Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties to Seller as of the date hereof and as of the Closing Date:

(a)                                 Due Organization and Power. Buyer is a limited liability company duly formed and validly existing under the laws of its state of formation. Buyer has all requisite authority under the laws of such state and its formation documents to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(b)                                 Authority. The execution, delivery and performance by Buyer of this Agreement and each other agreement, document and instrument to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions of Buyer and no other organizational act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other agreements, documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and, assuming due and valid authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes, and when duly executed and delivered by Buyer and, if applicable, Seller, the other documents and instruments to be executed and delivered by Buyer pursuant hereto, assuming due and valid authorization, execution and delivery thereof by Seller, will constitute, valid and binding agreements of Buyer enforceable in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(c)                                  No Violation. Neither the execution and delivery by Buyer of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto nor the consummation by Buyer of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to Buyer, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity (other than with respect to the notification and waiting period requirements of the HSR Act, or as may be required in connection with the transfer of any permit or license and as contemplated under Section 3.4 hereof) or (iii) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Liens upon any of the assets of Buyer under, (A) any term or provision of the corporate charter, bylaws, or similar organizational documents of Buyer or (B) any of the express terms of any Contract to which Buyer is a party or by which its assets are bound.

(d)                                 Broker Fees. Neither Buyer nor any of its Affiliates has paid or is obligated to pay any fees or commissions to any investment banker, broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

(e)                                  Litigation. There is no litigation proceeding, arbitration or investigation against Buyer pending or threatened that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f)                                   Financial Capacity. Buyer has or will at Closing have sufficient unrestricted cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and any other amounts due hereunder, and otherwise to fulfill its obligations under, and consummate the transactions contemplated by this Agreement. Buyer acknowledges and agrees that its obligations under this Agreement are not in any way contingent or otherwise subject to the consummation of any financing arrangements or obtaining any financing that is not unconditioned and irrevocable as of the date of this Agreement.

(g)                                  Solvency. Both before and after giving effect to the transaction contemplated hereby (i) the fair value of the consolidated assets of Buyer exceed the consolidated Liabilities of Buyer, (ii) Buyer will not have unreasonably small capital, and (iii) Buyer will be able to pay its Liabilities as they become due.

(h)                                 Sophisticated Purchaser.  Buyer specifically acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement (including related portions of the Schedules), Seller’s covenants and agreements in this Agreement, and in any of the documents furnished or delivered to Buyer pursuant to this Agreement,

(ii) neither Seller nor any other person has made any representation or warranty, express or implied, as to Seller, the Business, the Assets or the operations or financial results of the same, or this Agreement, except as expressly set forth in this Agreement, or any of the documents furnished or delivered to Buyer pursuant to this Agreement, and (iii) Seller has not made any representation as to the accuracy or completeness of information provided to Buyer by Seller or any other Person, except as expressly set forth in this Agreement, or any of the documents furnished or delivered to Buyer pursuant to this Agreement, and Seller expressly disclaims any liability that may be based on such information or errors therein or omissions therefrom.

2.3                               Expiration of Representations and Warranties and Covenants. The respective representations, warranties or covenants of the Parties contained in this Agreement shall survive the Closing as set forth below:

(a)                                 the representations and warranties of Seller as to the matters set forth in Section 2.1 (the “Surviving Representations”) shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “Cutoff Date”), and Seller shall only be liable hereunder for a breach of a representation or warranty made by Seller if it receives a written notice from Buyer alleging such breach on or before the Cutoff Date; provided that the Fundamental Representations and Warranties shall survive until sixty (60) days after the expiration of the applicable statute of limitations;

(b)                                 the representations and warranties of Buyer as to the matters set forth in Section 2.2 shall survive the Closing until the Cutoff Date and Buyer shall only be liable hereunder for a breach of a representation or warranty made by Buyer if it receives a written notice from Seller alleging such breach on or before the Cutoff Date; and

(c)                                  any covenant or license which by its terms is to be performed or exercised after the Closing shall survive until such covenant has been fully performed or the term of such license has expired in accordance with the terms of this Agreement.

2.4                               Knowledge of Seller. As used “in Section 2.1, “Knowledge of Seller” and “Seller’s Knowledge” means the actual knowledge (having made reasonable inquiries) of the following persons (i) Andrew J. Rebholz, Seller’s Chief Executive Officer, (ii) Barry A. Richards, Seller’s Chief Operating Officer, (iii) William E. Myers, Seller’s Chief Financial Officer and (iv) Rodney Bresnahan, Seller’s Executive Vice President of Retail Operations.

2.5                               “AS IS”.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER SELLER NOR ANY OTHER SELLER PARTY HAS MADE, AND NEITHER BUYER NOR ANY OTHER BUYER PARTY HAS RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR OTHER INFORMATION OR PROMISE REGARDING THE ASSETS (WHETHER MADE BY SELLER, ON SELLER’S BEHALF OR OTHERWISE), INCLUDING ANY REPRESENTATION, WARRANTY, INFORMATION OR PROMISE REGARDING THE PHYSICAL CONDITION OF ANY OF THE PROPERTIES (SUCH AS THE PRESENCE, EXISTENCE OR ABSENCE OF HAZARDOUS SUBSTANCES OR HAZARDOUS WASTES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS,

COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, PEST CONTROL AND/OR TRAFFIC PATTERNS), THE CONDITION OF TITLE TO OR THE BOUNDARIES OF THE REAL PROPERTY, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, RELATING TO ANY PROPERTY, THE ADEQUACY OF THE BUSINESS OR ANY PROPERTY FOR BUYER’S INTENDED USE AND/OR ANY OTHER INFORMATION PERTAINING TO THE BUSINESS, ANY PROPERTY OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THEY ARE LOCATED.

BUYER ACKNOWLEDGES AND AGREES THAT (I) IT IS EXPERIENCED AND SOPHISTICATED IN THE ACQUISITION, OWNERSHIP AND OPERATION OF BUSINESSES SIMILAR TO THE BUSINESS AND THAT PRIOR TO THE EFFECTIVE DATE, BUYER HAD A FULL AND COMPLETE OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS, EXAMINATIONS, INSPECTIONS AND ANALYSES OF THE BUSINESS AND THE ASSETS AS BUYER, IN ITS SOLE AND ABSOLUTE DISCRETION, DEEMED APPROPRIATE, (II) BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF THIRD PARTIES AND (III) BUYER IS NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND, OTHER THAN THOSE SPECIFICALLY SET FORTH IN THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER SHALL PURCHASE THE ASSETS IN THEIR “AS IS, WHERE IS” CONDITION ON THE CLOSING DATE WITH ALL FAULTS; PROVIDED, THAT NOTHING IN THIS PARAGRAPH SHALL LIMIT BUYER’S RIGHTS PURSUANT TO THIS AGREEMENT, INCLUDING BUYER’S RIGHTS TO INDEMNIFICATION AS SET FORTH HEREIN.

2.6                               Release and Waiver.

(a)                                 Release and Waiver of Claims.  Buyer, on its own behalf and on behalf of the other Buyer Parties, hereby irrevocably and unconditionally releases and waives any and all claims and/or liability that it might now or hereafter have against Seller and the other Seller Parties for or attributable to any of the following: (i) any and all statements or opinions heretofore or hereafter made by or on behalf of Seller or any Seller Party to Buyer or any other Buyer Party that are not expressly set forth in this Agreement, and (ii) any and all Liabilities of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseen, attributable to the Assets, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which have heretofore occurred or may hereafter occur, including all Liabilities with respect to the structural, physical, or environmental condition of the Assets including claims or liabilities relating to the presence, discovery or removal of any Hazardous Substances in, at, under or about the Properties, in each case except as expressly set forth in this Agreement.  Notwithstanding anything to the contrary contained herein, in no event shall the releases and waivers contained in this Section 2.6(a) be construed to impair or diminish any rights or remedies that Buyer may have against Seller as a result of a breach of Seller’s representations, warranties or covenants expressly set forth in this Agreement, or as otherwise set forth in this Agreement, subject to the terms and limitations on Seller’s liability as set forth elsewhere in this Agreement.

(b)                                 Acknowledgment of Scope of Release and Waiver.  Buyer acknowledges and agrees that (i) Buyer may hereafter discover facts different from or in addition to those now (or at the Closing) known to Buyer, (ii) Buyer’s agreement to release, acquit and discharge Seller and each Seller Party as set forth herein shall remain in full force and effect notwithstanding the existence or discovery of any such additional or different facts, unless such facts indicate or result in a breach of Seller’s representations, warranties or covenants expressly set forth in this Agreement, (iii) Buyer knowingly waives any rights, privileges and benefits under any federal, state or local Law which may negatively impact the validity or enforceability of any part of the releases set forth in this Agreement, and (iv) except as expressly permitted by this Agreement, Buyer irrevocably covenants never to commence or prosecute, or to collude with others to commence or prosecute, against Seller or any other Seller Party any action or proceeding based upon any claim covered by the foregoing release.  Notwithstanding anything to the contrary contained herein, in no event shall the releases and waivers contained in this Section 2.6(b) be construed to impair or diminish any rights or remedies that Buyer may have against Seller as a result of a breach of Seller’s representations, warranties or covenants expressly set forth in this Agreement, or as otherwise set forth in this Agreement, subject to the terms and limitations on Seller’s liability as set forth elsewhere in this Agreement.

2.7                               Limitation.  Seller’s representations set forth in Section 2.1 hereof shall be subject to and conditioned upon the information that is included in the Data Room.  In furtherance of the foregoing, notwithstanding anything to the contrary contained herein, Buyer acknowledges that Buyer shall not be entitled to assert any claim or bring any action on or after the Closing Date based on any representation made by Seller to the extent that, prior to the Closing, Buyer shall have obtained knowledge of information that was contradictory to, and is the basis of the claimed breach of, such representation or warranty.

2.8                               Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 2.5 and 2.6 shall survive the Closing or any earlier termination of this Agreement.

3.                                      COVENANTS PRIOR TO CLOSING

3.1                               Access to Information; No Inspections; Confidentiality.

(a)                                 Access to Information. Seller shall, during the period from the date of this Agreement until the Closing Date or the date, if any, on which the Agreement is earlier terminated pursuant to its terms, furnish or cause to be furnished to the Buyer Parties or any potential lenders, as well as its officers, employees, affiliates and other agents, at reasonable times and upon reasonable notice, such access to the books, records, work papers of the Business’s independent auditors in connection with preparation of the financial statements provided pursuant to this Agreement, Contracts, facilities, personnel and other assets and to such other information, in each case to the extent the same relate solely to the Business, as Buyer shall reasonably request. Notwithstanding the foregoing, Seller may furnish to Buyer Parties redacted versions of the foregoing described materials to the extent reasonably necessary to remove information relating to the businesses or operations of Seller or its Affiliates other than the Business.

(b)                                 All of such information has either been made available to Buyer in the Data Room or will be furnished to Buyer as soon as reasonably practicable after the date hereof following receipt by Seller of a written request from Buyer.

(c)                                  No Inspections.  In no event shall Buyer or any Buyer Party perform any inspections in respect of the Business, enter upon any Property, DODO Property or CODO Property for the purpose of conducting such inspections or approach, contact or involve itself in any discussions or negotiations with any Employee without, in each case, Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed and provided further that Seller shall be permitted to have a representative present during any of the foregoing. Notwithstanding the foregoing, Seller shall permit the Buyer Parties, upon reasonable prior notice and during regular business house, reasonable access to the Properties and to Seller employees to allow the performance of Phase I environmental site assessments for each Property in conformance with ASTM E1527-13.

(d)                                 Confidentiality. All of the information provided or made available pursuant to this Section 3.1 shall be treated by Buyer and all parties acting by, through or under Buyer as confidential information pursuant to the terms and for all purposes of the Confidentiality Agreement.

3.2                               Conduct of Business Pending the Closing. From the date of this Agreement until the earlier to occur of the Closing Date or the termination hereof, except as required or contemplated by the transactions contemplated by this Agreement or otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause each of the following to occur with respect to the Business:

(a)                                 Seller shall operate the Business in the Ordinary Course of Business;

(b)                                 Seller shall not grant any increase in the compensation, benefits (including under any Seller Benefit Plans), salaries or wages payable to any Employee, except for (1) increases in the Ordinary Course of Business or (2) as a result of contractual arrangements or sales compensation plans existing on the date of this Agreement which arrangements or plans have been disclosed to the Buyer prior to the date of this Agreement;

(c)                                  Seller shall not sell, lease or otherwise transfer or dispose of any of the Assets, except for the sale of Inventory and grant of any license or other right to use Intellectual Property or any other sale, lease, transfer or disposition of any Asset in the Ordinary Course of Business; and

(d)                                 Seller shall not create any easement, restriction or other encumbrance (other than a Permitted Lien) on any of the Assets, grant any Lien (other than a Permitted

Lien) or security interest on any portion of the Owned Real Properties to secure any indebtedness or modify, amend or waive any provision of the Real Property Leases or any Assumed Contract in any material respect, except with respect to Assumed Contracts only, in the Ordinary Course of Business, or enter into any new Real Property Lease or Contract material to the Business, except with respect to Contracts only, in the Ordinary Course of Business, and within five (5) Business Days after execution by Seller, shall provide Buyer copies of any such permitted documents.

3.3                               Further Actions. The Parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

3.4                               Antitrust Matters.

(a)                                 Subject to the terms and conditions set forth in this Agreement, Buyer agrees to take or cause to be taken the following actions:

(i)                                     to use best efforts to take, and to cause each of its Affiliates to take, any and all actions necessary to obtain any consents, clearances, approvals or authorizations required under or in connection with any Antitrust Law and enable all waiting periods under any Antitrust Law to expire and Buyer and Seller shall use reasonable best efforts to take all actions necessary to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to enable the transactions contemplated by this Agreement to occur as promptly as practicable, including promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; provided, that in no event shall Buyer be required to consent to divest more than twenty-three (23) of the Properties in order to obtain clearance from any Governmental Entity; and

(ii)                                  to refrain from, and to cause each of its Affiliates to refrain from, taking any actions or doing, or causing to be done, any things that would be reasonably likely to (1) prevent or materially delay receipt of any governmental approvals, (2) prevent, materially delay or materially impede the Closing, (3) extend any waiting period under the HSR Act or any other Antitrust Law with respect to the transactions contemplated hereby or (4) cause any Governmental Entity to object to such transactions, including by acquiring or agreeing to acquire any assets or businesses engaged in whole or in part in a line of business similar to the Business.

(b)                                 Subject to the terms and conditions set forth in this Agreement, Seller, on the one hand, and Buyer, on the other hand, each at their own expense, agree to take or cause to be taken the following actions:

(i)                                     as soon as practicable, and in any event, no later than ten (10) Business Days following the date of this Agreement, to file the initial pre-merger notification required under the HSR Act for Seller and Buyer with respect to this

Agreement and the transactions contemplated herein, in each case requesting early termination of the applicable waiting period with respect to the transactions contemplated hereby;

(ii)                                  to promptly provide, and cause each of its Affiliates to promptly provide, to each Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such consent, clearance, approval, or authorization of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the transactions contemplated hereby; and

(iii)                               to defend through litigation on the merits any claim related to the transactions contemplated hereby asserted by any Governmental Antitrust Entity, including appeals.

(c)                                  Buyer will not withdraw its initial filing under the HSR Act and refile it pursuant to 16 C.F.R. § 803.12 unless Seller has consented in advance to such withdrawal and refiling.

3.5                               Title and Survey.  Buyer acknowledges that it has received from Seller for each of the Properties (i) a commitment for title insurance (each, a “Commitment,” and together, the “Commitments”) to be issued by the New York City National Office of First American Title Insurance Company (the “Title Company”) as lead insurer, provided First American Title, Atlanta NCS shall also provide title services for Buyer in connection with the transaction contemplated herein and may co-insure any Title Policy (defined below) obtained with the Title Company, and (ii) an ALTA survey arranged by FA Commercial Due Diligence Services Co. (each, a “Survey” and together the “Surveys”).  At Closing, Buyer shall obtain from the Title Company a title insurance policy insuring fee title to the Owned Real Properties and leasehold title to the Leased Real Properties (the “Title Policy”).

3.6                               Cross-Division Contracts.  Pursuant to the terms of the Contracts set forth on Schedule 3.6 (the “Cross-Division Contracts”), Seller has certain rights and/or obligations that affect both the Business and a separate business owned and operated by Seller and/or its Affiliates which is not included in the Assets.  At Closing, (x) Seller shall sever or terminate each Cross-Division Contract in a manner and form reasonably agreed to by the Buyer with respect to the Business and (y) Buyer shall, at its option, either (i) enter into substitute Contracts for the Business with each counterparty to the Cross-Division Contracts for the Business (either pursuant to a novation or assignment of the applicable rights and obligations thereunder) (each, a “New Contract”), or (ii) obtain (A) a release of Seller of its liability under the applicable Cross-Division Contract from the applicable counterparty thereto, which release shall be in form and substance reasonably acceptable to Seller, and (B) provide an indemnity from Buyer Parent, in form and substance reasonably acceptable to Seller, of any and all liability which Seller may incur under the applicable Cross-Division Contract for which a New Contract was not entered into; provided, that if a counterparty to a Cross-Division Contract refuses to permit the assignment of such Cross-Division Contract to Buyer or enter into a New Contract with Buyer, then Buyer shall have no obligation to enter into a New Contract, obtain a release, or provide any indemnification with respect to such Cross-Division Contract.  Upon execution and delivery thereof by Seller, each New Contract shall thereafter be deemed to be an Assumed Contract for purposes of this Agreement.

4.                                      ADDITIONAL COVENANTS

4.1                               Tax Matters.

(a)                                 Responsibility for Payment of Taxes. Unless otherwise provided in this Agreement, Seller shall be responsible for the payment of all Taxes payable with respect to the Assets and the Business for the period up to the Closing Date and Buyer shall be responsible for such Taxes for the period including the Closing Date and thereafter. Seller shall be responsible for the preparation and filing of all Tax Returns required to be filed with respect to the Assets and the Business for all Tax periods ending prior to the Closing Date.

(b)                                 Transfer Taxes. Regardless of which Party is liable for such Taxes under applicable Law, sales Tax, use Tax, real property transfer Tax, grantor or grantee Tax, documentary stamp Tax, transfer Tax, motor vehicle Tax, registration Tax or similar Tax or recording expense or notarial fee attributable to, imposed upon or arising from the transactions contemplated hereby shall be split equally between Buyer and Seller.   Buyer shall file all Tax Returns with respect to such Taxes and, upon receipt by Seller of written request from Buyer, Seller shall provide reasonable assistance in connection with such filings. Prior to the Closing Date, Seller and Buyer shall negotiate in good faith to reach a mutual agreement on the allocation of the Purchase Price among the Assets for purposes of the transfer Taxes subject to this Section 4.1(b).

(c)                                  Proration of Certain Taxes. Annual personal property Taxes, real property Taxes, and similar ad valorem obligations levied with respect to the Assets and the Business (the “Property Taxes”), shall be pro-rated as of the Closing Date, with Seller liable to the extent such items relate to any time period (or portion thereof) prior to the Closing Date (“Pre-Closing Charges”) and Buyer liable to the extent such items relate to periods (or any portion thereof) on and after the Closing Date. To the extent Property Taxes are assessed with respect to a period that begins before and ends after the Closing Date, the Pre-Closing Charges shall be calculated by multiplying the amount of such Taxes and other charges for the entire period by a fraction, the numerator of which is the number of days in the period from the first day of the period through and including the day prior to the Closing Date, and the denominator of which is the number of days in the entire period. Seller shall furnish Buyer with such documents and other records as Buyer reasonably requests to confirm such proration calculations. At the Closing, the net amount of all Pre-Closing Charges shall be paid in addition to, or netted against, the Base Purchase Price, as applicable. If the amount of any Property Taxes is not fixed and determined as of the Closing, then the foregoing Closing adjustment shall be based on the amount thereof as reasonably estimated by Seller at the Closing based on the most recently available information. If following the Closing either Seller or Buyer receives (i) any assessment of any Property Taxes that are in whole or in part the responsibility of the other pursuant to this Section 4.1(c), Buyer shall pay the same to the appropriate Taxing

Authority and Seller will remit prior to the due date of assessment to Buyer the amount of the Pre-Closing Charge with respect thereto except to the extent reflected as a debit to Seller on the Settlement Statement, or (ii) any refund or credit of any Property Taxes that are in whole or in part the responsibility of the other pursuant to this Section 4.1(c), such party shall promptly remit to the other the portion of such amount for which the other is responsible except to the extent the other has received a credit for the same on the Settlement Statement.

(d)                                 The provisions of this Section 4.1 shall survive the Closing.

4.2                               Employee Matters.

(a)                                 Treatment of Employees.  No later than ten (10) Business Days prior to, and effective as of immediately prior to and contingent upon, the Closing Date, Buyer shall offer to each Employee who is then employed by Seller employment commencing as of the Closing Date  as an “at will” employee similarly situated with compensation and benefits comparable to those provided to such Employee by Seller and its Affiliates immediately prior to the Closing and on terms and conditions consistent with this Section 4.2(a), provided, however, that any such offers of employment to any Employees shall be made contingent on the Employee’s ability to pass the standard background check, drug screening, verification of eligibility to work in the United States, and any other reasonable pre-employment screening that the Buyer or designated third-party operations generally conduct for newly hired employees. With respect to any Employee on authorized leave of absence, sick leave, short or long term disability leave or layoff with recall rights as of the Closing Date (each, an “Inactive Employee”), Buyer’s offer of employment shall also be contingent on such Inactive Employee’s return to active employment immediately following such absence and within six (6) months of the Closing Date, or such later date as required under applicable Laws.  At least five (5) days prior to the date on which Buyer provides each Employee with such offer of employment, Buyer shall provide to Seller, for Seller’s review and comment (which comments Buyer shall consider in good faith) each template offer of employment to be used by Buyer in making such offers.  Each Employee who accepts Buyer’s offer of employment pursuant to this Section 4.2(a), and each Employee who accepts an offer of employment from Buyer in accordance with Section 4.2(e), shall be referred to herein as a “Transferred Employee.” Seller agrees to reasonably cooperate with the Buyer to effectuate Buyer’s offers of employment to the Employees, including with regards to any transfer of any visa or other documentation.  With respect to each Transferred Employee, Buyer shall maintain, for a period of at least twelve (12) months immediately following the Closing Date, (i) a wage rate or cash salary level that is no lower than that in effect for such employee immediately prior to the Closing and (ii) cash incentive compensation and employee benefits that are, in each case, no less favorable, in the aggregate, than those provided by Buyer and its Affiliates to its similarly situated employees. The foregoing notwithstanding, Buyer shall not be prohibited by this Section 4.2(a) from terminating the employment of any Transferred Employee following the Closing Date, subject, however, to Buyer’s obligations under this Section 4.2.  As of and after the Closing, Buyer shall provide to each Transferred Employee full credit for all purposes under any employee benefit plan offered by Buyer and each other employee benefit plan, policy or arrangement (excluding any stock option plans), in each case maintained for the benefit of Transferred Employees as of and after the Closing by Buyer or any of its Affiliates, for such Transferred Employee’s service prior to the Closing with Seller or any of its Affiliates, to the same extent such service is recognized by Seller and its Affiliates immediately prior to the Closing; provided, however, that Buyer and its Affiliates shall not be required to recognize such service (x) for purposes of benefit accrual under defined benefit pension plans, (y) for purposes of plans that are frozen to new participants, or (z) to the extent that such credit would result in duplication of benefits. Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320, for wage reporting with respect to any Transferred Employees.

(b)                                 Health Coverages.  Buyer shall use commercially reasonable efforts to (i) waive any limitation on health insurance coverage of Transferred Employees and their eligible dependents due to pre-existing conditions under all applicable medical plans of Buyer or its Affiliates to the extent that such condition did not apply, was satisfied or waived under the comparable Seller Benefit Plan prior to the Closing and (ii) credit all Transferred Employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such person, in each case, under the comparable Seller Benefit Plan prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which any such person has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health insurance plans of Buyer or an Affiliate of Buyer for such year.

(c)                                  WARN and Corresponding State Laws.  Following the Closing Date, Buyer shall retain a sufficient number of Employees hired by it hereunder for a sufficient period of time so as not to impose any liability or notice requirements on Seller or any of its Affiliates under the WARN Act. Buyer shall be solely responsible for and agrees to indemnify, hold harmless and, at the option of Seller, to defend Seller and its Affiliates and their respective Affiliates from and against any Liability under WARN or any similar state Law, to any Employee who is found to have suffered an “employment loss” under WARN on or after the Closing Date as a result of the transactions contemplated by this Agreement or the actions of Buyer or any of its Affiliates, and against any and all other related Liabilities, including, without limitation, attorneys’ fees, arising out of or resulting from the actions of Buyer or any of its Affiliates, or their failure to serve sufficient notice pursuant to WARN or any similar state Law.

(d)                                 Vacation and Other Paid Time Off.  Following the Closing, Seller shall timely pay, or cause to be paid, to each Transferred Employee, an amount equal to the value of such Transferred Employee’s accrued and unused paid time off as of immediately prior to the Closing.

(e)                                  Disability Benefits.  Seller shall be responsible for continuing any salary continuation benefits for any Employee on short-term leave immediately prior to the Closing Date, in accordance with the applicable Seller policy.

(f)                                   401(k) Plan.  Effective at or as soon as reasonably practicable after the Closing, Buyer shall permit participation by the Transferred Employees in Buyer’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Buyer 401(k) Plan”) for the benefit of each Transferred Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller (collectively, the “Seller 401(k) Plans”) to the extent permitted under the Buyer 401(k) Plan.  As soon as practicable after the Closing Date, Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to Transferred Employees, and Buyer 401(k) Plan shall accept any such distribution (including loans) as a rollover distribution if so directed by the Transferred Employee to the extent such a rollover is permissible under the Buyer 401(k) Plan.  The parties agree to cooperate so as not to place any loan with respect to a Transferred Employee’s rollover account into default during the period from the Closing Date until the rollover is completed; provided that such employee continues making loan repayments on a timely basis during such period in accordance with the established procedures of Seller and its Affiliates, as applicable.

(g)                                  Employees on Visa.  On or before October 1, 2018, Seller shall provide to Buyer a true, correct and complete list in all material respects of all Employees who, as of the date hereof, are working in the United States pursuant to a visa.

(h)                                 Third Party Beneficiaries. Nothing in this Section 4.2, express or implied, shall confer upon any Employee, or legal representative or beneficiary thereof or other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such employee or other Person under an employee benefit plan that such employee or beneficiary or other Person would not otherwise have under the terms of that employee benefit plan without regard to this Agreement.

4.3                               Use of Seller Marks. From and after the Closing, Buyer shall ensure that the Business ceases to appear to have, and Buyer shall not hold itself out as having, any affiliation with Seller or any of its Affiliates, except as expressly permitted by this Section 4.3.  Buyer shall, as soon as practicable, but in no event later than six (6) months following the Closing Date, cease to make (or to permit any Person to make) any use of the names and marks of Seller and its Affiliates (excluding, for the avoidance of doubt, the Business IP being transferred hereunder), including “TravelCenters of America”, “Petro Stopping Centers” or “TA-Petro,” the trademarks listed on Schedule 1.2(p) hereof, and any name, logo or mark related thereto or containing, comprising or derived from any of the foregoing, including any names or marks similar thereto or dilutive thereof (the “Seller Marks”), including by removing, striking over, or otherwise obliterating all Seller Marks from all assets and other materials related to the Business, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems.  Any use of Seller Marks prior to the expiration of such six (6) month period shall be in a form and manner, and with standards of quality equivalent in all material respects to that in effect for the Seller Marks as of the Closing Date, and all goodwill arising therefrom shall inure to the sole benefit of Seller.  Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.3, whether or not material, may be inadequate, and agrees that, without intending to limit any additional rights or remedies that may be available under applicable Law or otherwise, Seller or its Affiliates shall be entitled to seek temporary or permanent injunction, without proof of actual damage, with respect to any Claim which may be brought to enforce any of the provisions of this Section 4.3.

4.4                               Insurance and Casualty. Seller shall keep the Assets insured, at Seller’s expense, with such policy types and coverage amounts as Seller maintains in the Ordinary Course of Business until the Closing or termination of this Agreement pursuant to its terms. Upon any damage to or destruction of the Properties or any portion thereof before the Closing, Seller shall promptly notify Buyer of such fact.  Buyer shall have the right to terminate this Agreement and receive the return of the Deposit as a result of any such damage or destruction to the extent such constitutes a Material Adverse Effect.  In the event Buyer makes no election to terminate, Seller shall (a) assign to Buyer at the Closing all of Seller’s rights to the insurance proceeds, if any, under Seller’s insurance policies covering the affected Properties, (b) pay to Buyer any recoveries from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Seller in obtaining such third party payment, and (c) pay to Buyer the amount of any deductible under Seller’s insurance policies covering the affected Properties with respect to any such damage or destruction.

4.5                               Condemnation. If, during the period from the date hereof until the Closing, all or any portion of a Property is taken, or noticed for taking, by eminent domain, Seller shall promptly give Buyer written notice thereof. Buyer shall have the right to terminate this Agreement and receive the return of the Deposit as a result of any such taking or notice thereof to the extent that such constitutes a Material Adverse Effect.  In the event Buyer makes no election to terminate, Seller shall assign to Buyer at the Closing all of Seller’s right, title and interest in and to all awards, if any, for any such taking, and Buyer shall be entitled to receive and keep all awards for the taking of the Properties or portion thereof.

4.6                               Release of Seller Guaranties.  Buyer shall use its commercially reasonable efforts, but shall not be obligated to incur any additional liability or cost, to obtain a release of the Seller Parties effective as of the Closing (or as soon thereafter as practicable) from all obligations and Liability under any guaranty and/or indemnity issued by any Seller Party in connection with the list of Assumed Contracts and Real Property Leases (each, a “Seller Guaranty”) set forth on Schedule 4.6 from and after the Closing; provided that Buyer instead may elect to cause to be provided to the applicable Seller Party an indemnity from and against any and all obligations and Liability under each Seller Guaranty for which a release is not provided effective as of Closing.   In the event Buyer elects to provide an indemnity as per the prior sentence of this Section, then at Closing, Buyer shall provide an indemnity, in form and substance reasonably acceptable to Seller, from a creditworthy party reasonably acceptable to Seller, from and against any and all obligations and Liability under the applicable Seller Guaranties.  This Section 4.6 shall survive Closing.

4.7                               License to Seller of Business IP.  Buyer, on behalf of itself and its Affiliates, shall and does hereby grant to Seller and its Affiliates a non-exclusive, sublicenseable, transferable, worldwide, perpetual, irrevocable and royalty-free license to use, for a period of nine (9) months following the Closing, the Business IP at or in connection with the travel centers that, at Closing or thereafter, are owned by (or operated by or on behalf of) Seller or any of its Affiliates (or any of their respective successors or assigns).  All goodwill associated with trademarks included in the Business IP arising from use of the Business IP pursuant to the foregoing license in this Section 4.7 shall inure to the sole benefit of Buyer, and Seller and its Affiliates shall use such trademarks at a level of quality equivalent in all material respects to that in effect for such trademarks as of the Closing.  For purposes of clarity, nothing in this Section 4.7 shall preclude any uses of the Business IP by Seller and its Affiliates that are required or otherwise not prohibited under applicable Law, including references to the Business IP in historical, tax, and similar records.

4.8                               Section 1031 Exchange.  Upon the request of Seller, and without material additional cost or any liability to Buyer, Buyer shall take all such actions as may be reasonably requested by Seller in order to effectuate all or any part of the transactions contemplated by this Agreement as a forward or reverse like-kind exchange for the benefit of Seller in accordance with Section 1031 of the Code and, in the case of a reverse exchange, Internal Revenue Service Revenue Procedure 2000-37. Such actions may include, Buyer’s execution and delivery of a new “stand-alone” purchase and sale agreement (each, an “LKE Agreement”) with respect to each individual Owned Real Property or Leased Real Property identified by Seller (each, an “LKE Property”). Each LKE Agreement shall be in a form and substance substantially similar to this Agreement and it shall not change or modify the rights or obligations of the parties hereunder in any material respect. Simultaneously with the execution and delivery of any such LKE Agreement, Seller and Buyer shall execute and deliver an amendment to this Agreement to remove the LKE Property from the properties required to be transferred by Seller under this Agreement and to reduce the Purchase Price by an amount equal to the “Purchase Price” under the LKE Agreement, provided all other representations, warranties and obligations of Seller with respect to such LKE Property under this Agreement shall continue without modification. In furtherance of this Section 4.8 and notwithstanding anything contained in this Agreement or any LKE Agreement to the contrary, Seller may assign its rights under this Agreement or any LKE Agreement to a “qualified intermediary” or an “exchange accommodation titleholder” in order to facilitate a forward or reverse like-kind exchange under Section 1031 of the Code, and Buyer agrees to execute and deliver an acknowledgment and consent to any such assignment by Seller of its rights under this Agreement or any such LKE Agreement to a qualified intermediary or an exchange accommodation titleholder; provided, however, such assignment shall not relieve Seller of any of its obligations hereunder or thereunder.

4.9                               Litigation Assistance.  Buyer shall reasonably cooperate with Seller in the defense or prosecution of any actual or threatened claims or proceedings now in existence or which may be brought or threatened in the future against or on behalf of Seller that relate to events or occurrences affecting the Assets or Business that transpired prior to the Closing (it being understood that Seller shall have the right to control any such litigation, disputes or matters involving Excluded Liabilities).  Buyer shall use reasonable efforts to make available to Seller any third-party Transferred Employee to the extent any such claims relate to the Transferred Employee’s relationship with Seller, services performed or required to be performed for Seller by the Transferred Employee, or other pertinent knowledge possessed by the Transferred Employee.  Seller shall retain all rights to recover moneys due or damages being sought by Seller under any such litigation or disputes.

4.10                        Transfer of Assets, Licenses and Permits and Environmental Insurance

(a)                                 Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Asset, as applicable, or in any way adversely affect the rights of any party thereunder. Seller shall, and shall cause its Affiliates to use commercially reasonable efforts to cooperate with Buyer in any efforts of Buyer to obtain such consents after the execution of this Agreement until each such consent is obtained; provided that Seller shall not be required to incur any expense in connection with such efforts. If any such consent is not obtained prior to the Closing Date, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Buyer in any efforts of the assignee to obtain such consent as soon as practicable after the Closing Date; provided that Seller shall not be required to incur any expense in connection with such efforts. In addition, if requested by Buyer, Seller and its Affiliates, at Buyer’s sole cost and expense, will cooperate with Buyer in a commercially reasonable arrangement under which Buyer would obtain the benefits and assume and be responsible for the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, occupancy and/or use agreements or sub-leasing to the assignee party and enforcement by Seller or its Affiliates for the benefit of Buyer of any and all rights of the assigning party against a third party thereto. Notwithstanding the foregoing, neither party, nor any of their respective Affiliates, shall be required to pay any form of consideration to any third party to obtain any consent except as specifically required by the applicable Asset.

(b)                                 The Seller and the Buyer acknowledge that certain Licenses and Permits issued by Governmental Entities are required to carry on certain aspects of the Business following Closing. If any such Licenses and Permits are not transferable to Buyer at the Closing, and replacement Licenses and Permits have not otherwise been obtained by Buyer on or prior to the Closing, to the extent permitted under applicable Law and at no unreimbursed material cost or expense, Seller and its Affiliates shall maintain and comply with all such Licenses and Permits, and, at Buyer’s option, shall enter into a mutually acceptable arrangement with Buyer or its Affiliates to permit the continued operation of the Business as currently conducted at the applicable Property or Properties, until Buyer notifies Seller that (i) Buyer has obtained the requisite consents, novations, or approvals to transfer such Licenses or Permits, or (ii) Buyer has obtained replacement Licenses and Permits, so as to enable the Buyer to carry on the Business after Closing as currently conducted. Seller and its Affiliates shall reasonably cooperate with Buyer and take all actions reasonably necessary to obtain any consents, novations, approvals, licenses or authorizations from a Governmental Entity to transfer the Licenses and Permits to Buyer (to the extent permitted by Law) or that are otherwise reasonably required for Buyer to hold and use such Licenses and Permits from and after Closing in substantially the same form as they are held and used by Seller and its Affiliates as of the date hereof, and to allow Buyer to conduct the Business as currently conducted from and after the Closing; provided that Seller shall not be required to incur any expense in connection with such efforts.

(c)                                  After the execution of this Agreement, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain coverage for Buyer as an additional insured under Beazley Eclipse Pollution Liability Policy Number W21A5180101 (the “Beazley Policy”) with respect to the Business until such time as Buyer is reasonably able to obtain its own policy for the Business; provided that Buyer shall promptly and diligently take all commercial reasonable efforts to obtain its own environmental insurance policy for the Business to the extent environmental insurance is required under Environmental Laws for the continued operation of the Business and to maintain eligibility under Government Remediation Funds; provided further that Seller shall not be required to incur any expense in connection with the above efforts and shall have no obligation to provide the benefits of the Beazley Policy to Seller in the event that Beazley does not agree to Seller as an additional insured; and provided further that Buyer covenants and agrees to take all actions required to maintain compliance with the Beazley Policy.  During any such period as the Buyer may be an additional insured under the Beazley Policy, in the event that proceeds from the Beazley Policy are used to fund claims for releases and other pollution events occurring after the Closing Date, Buyer shall promptly reimburse to Seller any such proceeds to the extent such payments limit Seller’s ability to recover for other claims that may arise under the Beazley Policy.

4.11                        Parent Guarantee.

(a)                                 Whenever in this Agreement the performance of or compliance with a covenant or obligation set forth in this Agreement (the “Seller Guaranteed Obligations”) is expressed to be required by Seller or its Affiliates, Seller Parent shall cause Seller and its Affiliates to punctually perform or comply with such Seller Guaranteed Obligation. Subject to the provisions of this Agreement, if any Seller Guaranteed Obligation is not performed by Seller or its Affiliates when due, Seller Parent shall (subject to the provisions of this Agreement), within ten (10) Business Days following the written request of Buyer when such Seller Guaranteed Obligation is required to be performed pursuant to this Agreement, (i) pay or cause Seller or its Affiliates to pay in full in cash any of such Seller Guaranteed Obligation that is in the nature of a payment obligation, and (ii) perform or cause Seller or its Affiliates to perform any of such Seller Guaranteed Obligation that is not in the nature of a payment obligation, to the extent due but not already paid or performed. In the event Seller Parent fails to so pay or perform (or cause such payment or performance by Seller or its Affiliates) such Seller Guaranteed Obligation (subject to the provisions of this Agreement), Buyer may, in addition to any and all other rights and remedies that may be available to Buyer in respect of such failure to so pay or perform (or cause such payment or performance by Seller or its Affiliates), thereafter initiate a proceeding to pursue any rights available thereto against Seller or its Affiliates, or Seller Parent, or both (at the election of Buyer) in respect of all Seller Guaranteed Obligations that have not then been paid or performed within ten (10) Business Days following the written request of Buyer contemplated by the preceding sentence. Buyer may continue to pursue such rights and remedies in respect of such Seller Guaranteed Obligation until the earlier of (x) the payment or performance of such Seller Guaranteed Obligation in accordance with the provisions of this Agreement, and (y) the final disposition of such proceeding in a final, non-appealable order of a court of competent jurisdiction or binding settlement agreement. Seller  Parent’s obligations under this Section 4.11(a) shall survive the Closing.

(b)                                 Whenever in this Agreement the performance of or compliance with a covenant or obligation set forth in this Agreement (the “Buyer Guaranteed Obligations”) is expressed to be required by Buyer or its Affiliates, Buyer Parent shall cause Buyer and its Affiliates to punctually perform or comply with such Buyer Guaranteed Obligation. Subject to the provisions of this Agreement, if any Buyer Guaranteed Obligation is not performed by Buyer or its Affiliates when due, Buyer Parent shall (subject to the provisions of this Agreement), within ten (10) Business Days following the written request of Seller when such Buyer Guaranteed Obligation is required to be performed pursuant to this Agreement, (i) pay or cause Buyer or its Affiliates to pay in full in cash any of such Buyer Guaranteed Obligation that is in the nature of a payment obligation, and (ii) perform or cause Buyer or its Affiliates to perform any of such Buyer Guaranteed Obligation that is not in the nature of a payment obligation, to the extent due but not already paid or performed. In the event Buyer Parent fails to so pay or perform (or cause such payment or performance by Buyer or its Affiliates) such Buyer Guaranteed Obligation (subject to the provisions of this Agreement), Seller may, in addition to any and all other rights and remedies that may be available to Seller in respect of such failure to so pay or perform (or cause such payment or performance by Buyer or its Affiliates), thereafter initiate a proceeding to pursue any rights available thereto against Buyer or its Affiliates, or Buyer Parent, or both (at the election of Seller) in respect of all Buyer Guaranteed Obligations that have not then been paid or performed within ten (10) Business Days following the written request of Seller contemplated by the preceding sentence. Seller may continue to pursue such rights and remedies in respect of such Buyer Guaranteed Obligation until the earlier of (x) the payment or performance of such Buyer Guaranteed Obligation in accordance with the provisions of this Agreement, and (y) the final disposition of such proceeding in a final, non-appealable order of a court of competent jurisdiction or binding settlement agreement. Buyer Parent’s obligations under this Section 4.11(b) shall survive the Closing.

4.12                        Exclusivity.  From the date hereof until the Closing or the earlier termination of this Agreement, Seller and Seller Parent shall not (and the Seller and Seller Parent shall cause their respective Affiliates, officers, directors, managers, employees, agents, consultants, financial advisors, accountants, legal counsel and other representatives, as applicable, not to), directly or indirectly, (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than Buyer and its Affiliates in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any (a) reorganization, liquidation or dissolution of the Business, (b) merger or consolidation involving the Business, (c) purchase or sale of any Assets (other than the purchase and sale of inventory and the purchase of capital equipment in the Ordinary Course of Business), or (d) similar transaction or business combination involving the Business or the Assets (each of the foregoing transactions described in clauses (a) through (d), a “Competing Transaction”) or (ii) furnish any material information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates) to do or seek to do any of the foregoing.  With respect to the Persons with whom discussions or negotiations have been terminated, Seller shall use its reasonable best efforts to obtain the return or destruction of, in accordance with the terms of an applicable confidentiality agreement, any confidential information previously furnished to any such Person by Seller, its Affiliates, or any of their respective representatives.

4.13                        Assignment of Reimbursement Rights  At Closing, Seller shall assign to Buyer by execution and delivery of an Assignment of Reimbursement Claims in a form reasonably acceptable to Buyer and Seller (the “Assignment of Reimbursement Claims”) any rights to apply for, receive, retain, or use in any manner reimbursement funds available from any Government Remediation Fund with respect to remediation occurring on or after the Closing Date at the Properties, in each case to the extent assignable.  Seller and Buyer agree to cooperate to effectuate the purpose of this Section 4.13.

4.14                        Assistance with Financing Arrangements  Seller shall use reasonable best efforts to provide, and shall direct its officers, directors, managers, employees, agents, financial advisors, accountants, and other representatives to use reasonable best efforts to provide, all cooperation reasonably requested by Buyer in connection with the arrangement of debt financing for purposes of the transactions contemplated hereby, including by use reasonable best efforts to provide information, reasonable assistance, reasonable access and/or other cooperation in connection with Buyer’s financing arrangements, including in relation to syndication, ratings, guarantees and security, corporate authorizations and “know your customer” and anti-money laundering rules and regulations in relation to such financing arrangements, in each case to the extent reasonably requested by Buyer,  Notwithstanding anything to the contrary contained in this Agreement (including this Section 4.14) nothing in this Agreement (including this Section 4.14) shall require any such cooperation to the extent that it would: (A) require the Seller or any Subsidiary to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities; (B) unreasonably interfere with the ongoing business or operations of Seller or any of its Subsidiaries; (C) require any Seller or any of its Subsidiaries to enter into or approve any agreement or other documentation in connection with Buyer’s financing; (D) require Seller or any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize Buyer’s financing; (E) require any action that would conflict with or violate the organizational documents of Seller or any of its Subsidiaries or any Laws, orders or the contracts governing the existing indebtedness of Seller or any of its Subsidiaries or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any contract to which Seller or any of its Subsidiaries is a party; (F) cause any representation or warranty or covenant in this Agreement to be breached by the Seller or any of its Subsidiaries; (G) cause any director, officer, employee or stockholder of Seller or any of its Subsidiaries to incur any personal liability; (H) provide access to or disclose information that would jeopardize any attorney-client privilege of Seller or any of its Subsidiaries; or (I) prepare separate financial statements for Seller or any of its Subsidiaries or change any fiscal period or prepare or provide any financial statements or information that are not available to it. Buyer shall (i) promptly upon request by Seller, reimburse Seller for all of its fees and expenses  incurred by Seller or any of its Subsidiaries in connection with any cooperation contemplated by this Section 4.14 and (ii) indemnify and hold harmless Seller and its Subsidiaries and its and their officers, directors, managers, employees, agents, financial advisors, accountants, and other representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost, expense or settlement payment incurred as a result of, or in connection with, such cooperation or Buyer’s financing and any information used in connection therewith. All non-public or other confidential information provided by the Seller and its Affiliates and officers, directors, managers, employees, agents, financial advisors, accountants, and other representatives pursuant to this Section 4.14 shall be kept confidential in accordance with the terms hereof.

4.15                        2018 Financial Statements

(a)                                 Seller shall deliver to Buyer, on or before October 1, 2018, the unaudited statements of income and net working capital of the Business for the three months ended March 31, 2018 and June 30, 2018 (the “Q1/Q2 2018 Seller Financial Statements”). The Q1/Q2 2018 Seller Financial Statements (including the notes thereto, if any) shall accurately present in all material respects the financial condition of the Business as of the respective dates thereof and the operating results of the Business for the periods covered thereby and shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated. As of the date of delivery of the Q1/Q2 2018 Seller Financial Statements, Seller shall represent and warrant to Buyer that the Business does not and will not have any material liabilities or obligations whatsoever of the nature required to be reflected on the financial statements of the Business under United States generally accepted accounting principles, except (a) liabilities or obligations reflected on the face of the Q1/Q2 2018 Seller Financial Statements, (b) liabilities or obligations that have arisen since the date of the Q1/Q2 2018 Seller Financial Statements in the ordinary course of the operation of the Business consistent with past practices (none of which is a liability or obligation for breach of contract, breach of warranty, tort, infringement, or violation of applicable Law) and (c) liabilities or obligations under Assumed Contracts or under contracts and commitments entered into in the ordinary course of the Business consistent with past practices (none of which is a liability or obligation for breach or other nonperformance).

(b)                                 If and to the extent the Closing Date occurs on or following November 15, 2018, then Seller shall deliver to Buyer, on or before December 1, 2018, the unaudited statements of income and net working capital of the Business for the three months ended September 30, 2018 (the “Q3 Seller Financial Statements”). The Q3 Seller Financial Statements (including the notes thereto, if any) shall accurately present in all material respects the financial condition of the Business as of the respective dates thereof and the operating results of the Business for the periods covered thereby and shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated. As of the date of delivery of the Q3 2018 Seller Financial Statements, Seller shall represent and warrant to Buyer that the Business does not and will not have any material liabilities or obligations whatsoever of the nature required to be reflected on the financial statements of the Business under United States generally accepted accounting principles, except (a) liabilities or obligations reflected on the face of the Q3 2018 Seller Financial Statements, (b) liabilities or obligations that have arisen since the date of the Q3 2018 Seller Financial Statements in the ordinary course of the operation of the Business consistent with past practices (none of which is a liability or obligation for breach of contract, breach of warranty, tort, infringement, or violation of applicable Law) and (c) liabilities or obligations under Assumed Contracts or under contracts and commitments entered into in the ordinary course of the Business consistent with past practices (none of which is a liability or obligation for breach or other nonperformance).

5.                                      CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Buyer’s obligation to consummate the Closing is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing Date of each of the following conditions precedent:

5.1                               Accuracy of Representations and Warranties. The warranties and representations made by Seller in this Agreement shall be true and correct in the aggregate in all material respects, except all such representations and warranties qualified by materiality or material adverse effect or similar qualification shall be true and correct in all respects, on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date.

5.2                               Performance of Obligations. Seller shall have performed and complied in all material respects with its agreements and obligations under this Agreement that are to be performed or complied with by Seller prior to the Closing.

5.3                               No Injunction, Etc. Any applicable waiting period under the HSR Act shall have expired or been terminated, and no preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

5.4                               Delivery of Documents. Seller shall have delivered, or caused to have been delivered, to Buyer the documents described in Section 8.2.

5.5                               Satisfaction of Title Policy Requirements.  Seller has satisfied, or will satisfy by delivery of the documents described in Section 8.2, each of the requirements applicable to Seller on Schedule B to each of the Title Policies.

6.                                      CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

Seller’s obligation to consummate the Closing is subject to the satisfaction (or written waiver by Seller) prior to or at the Closing Date of each of the following conditions precedent:

6.1                               Accuracy of Representations and Warranties. The warranties and representations made by Buyer in this Agreement shall be true and correct in the aggregate in all material respects, except all such representations and warranties qualified by materiality or material adverse effect or similar qualification shall be true and correct in all respects, on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date.

6.2                               Performance of Obligations. Buyer shall have delivered to the Escrow Agent the balance of the Purchase Price pursuant to Section 1.5(c) above and shall have performed and complied in all material respects with its agreements and obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date.

6.3                               No Injunction, Etc. Any applicable waiting period under the HSR Act shall have expired or been terminated, and no preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

6.4                               Delivery of Documents. Buyer shall have delivered, or caused to have been delivered, the documents described in Section 8.3.

7.                                      INDEMNIFICATION

7.1                               Indemnification By Seller.

(a)                                 General. Subject to the terms and conditions of this Section 7, from and after the Closing, Seller shall indemnify, defend, and hold harmless the Buyer Parties, from and against all Losses asserted against, resulting from, imposed upon or incurred by any such Person, directly or indirectly, by reason of or resulting from any (i) any breach by Seller of any representation or warranty made by Seller in this Agreement or any ancillary agreement or certificate delivered pursuant to this Agreement, other than the Fundamental Representations, (ii) any breach by Seller of any Fundamental Representation, (iii) any breach of any covenant by Seller in this Agreement or any certificate of Seller delivered pursuant to this Agreement, (iv) any and all Excluded Liabilities, and (v) the operation or ownership of the Assets or the Business prior to the Closing.

(b)                                 Limitations.

(i)                                     Notwithstanding anything to the contrary contained herein, Seller shall not have any Liability for any Losses set forth in Section 7.1(a)(i) until the total of all Losses incurred by the Buyer Parties under this Agreement exceeds, in the aggregate, an amount equal to one half percent (0.5%) of the Base Purchase Price (the “Bucket”), after which the Buyer Parties shall have the right to recover from Seller all Losses incurred by the Buyer Parties in excess of the Bucket up to an amount equal to five percent (5%) of the Base Purchase Price (the “Liability Cap”); provided, however, that the Liability Cap shall be increased by an additional aggregate five percent (5%) of the Base Purchase Price for Losses incurred in connection with a breach of the representations and warranties set forth in Section 2.1(e) and Section 2.1(g).  Notwithstanding anything to the contrary contained herein, (A) the Bucket shall not apply to any indemnification pursuant to Sections 7.1(a)(ii), (iii), (iv) or (v), or to any breach of the representations and warranties set forth in Section 2.1(g) (Environmental Matters),  and (B) other than in respect of Section 7.1(a)(ii), (iii), (iv) and (v), in no event shall aggregate Liability of Seller under the terms of this Agreement exceed the Liability Cap.

(ii)                                  Seller shall not have any Liability for any Losses for breaches of the representations and warranties set forth in Section 2.1(g) or the Excluded Environmental Liabilities until the total of all Losses incurred by the Buyer Parties under this Agreement exceeds, in the aggregate, an amount equal to the sum of: (a) the amount of funds recovered with respect to such Losses by a relevant Buyer Party under insurance policies to which the relevant Buyer Party experiencing a Loss is a beneficiary, plus (b) the amount of funds recovered with respect to such Losses by Buyer Parties under Government Remediation Funds, plus (c) $500,000.  Buyer Parties shall use commercially reasonable efforts to exhaust available funds referenced under clauses (a) and (b) of the preceding sentence, consistent with Section 7.6 and prior to demanding recovery for such Losses from the Sellers.

(iii)                               The obligations of Seller under Section 7.1(a) shall survive the Closing; provided, however, that with respect to Seller’s obligations under Section 7.1(a)(i), such obligations shall terminate as to each Surviving Representation when such Surviving Representation terminates pursuant to Section 2.3(a); provided, however, that with respect to Seller’s obligations for the Excluded Environmental Liabilities, such obligations shall terminate two years after the Closing; and provided further, however, that such obligations shall not terminate with respect to an alleged breach of a Surviving Representation or the Excluded Environmental Liabilities as to which Buyer shall have, prior to the expiration of the applicable survival period, made a claim by delivering an Indemnification Notice to Seller in accordance with the terms hereof.

(iv)                              Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the facts giving rise to more than one right to indemnification.

(v)                                 For purposes of computing the amount of Losses, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, material adverse effect or similar materiality qualification set forth in such representations or warranties or any defined term contained therein.

7.2                               Indemnification By Buyer.

(a)                                 General.  Subject to the terms and conditions of this Section 7, from and after the Closing, Buyer shall indemnify, defend, and hold harmless the Seller Parties from and against all Losses asserted against, resulting from, imposed upon or incurred by any such Person, directly or indirectly, by reason of or resulting from (i) any breach by Buyer of any representation or warranty made by Buyer in this Agreement or any ancillary agreement or certificate delivered pursuant to this Agreement, (ii) any breach of any covenant by Buyer in this Agreement or any certificate of Seller delivered pursuant to this Agreement, (iii) any and all Assumed Liabilities, (iv) the operation or ownership of the Assets or the Business from and after the Closing.

(b)                                 Limitations.

(i)                                     Notwithstanding anything to the contrary contained herein, Buyer shall not have any Liability for any Losses set forth in Section 7.2(a)(i) until the total of all Losses incurred by the Seller Parties under this Agreement exceeds, in the aggregate, the Bucket, after which the Seller Parties shall have the right to recover from Buyer all Losses incurred by the Seller Parties in excess of the Bucket up to an amount equal to the Liability Cap.  Notwithstanding anything to the contrary contained herein, other than in respect of Section 7.2(a)(ii), (iii), and (iv), in no event shall aggregate Liability of Buyer under the terms of this Agreement or otherwise exceed the Liability Cap.

(ii)                                  The obligations of Buyer under Section 7.2(a) shall survive Closing; provided, however, that with respect to Buyer’s obligations under Section 7.2(a)(i), such obligations shall terminate as to each Surviving Representation when such Surviving Representation terminates pursuant to Section 2.3(b); provided further, however, that such obligations shall not terminate with respect to an alleged breach of a Surviving Representation as to which Seller shall have, prior to the expiration of the applicable survival period (A) made a claim by delivering an Indemnification Notice to Seller in accordance with the terms hereof, and (B) filed suit against Buyer.

(iii)                               Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the facts giving rise to more than one right to indemnification.

(iv)                              For purposes of computing the amount of Losses, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, material adverse effect or similar materiality qualification set forth in such representations or warranties or any defined term contained therein.

7.3                               Procedures Relating to Indemnification Between Buyer and Seller. Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification under this Section 7 can be obtained, the Party seeking indemnification under this Section 7 (the “Indemnified Party”) shall, reasonably promptly thereafter, provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses, the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the specific Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (an “Indemnification Notice”); provided, however, that any delay or failure in providing the Indemnification Notice shall not preclude the Indemnified Party from seeking indemnification except to the extent that the Indemnifying Party suffers actual prejudice as a result of such failure.

7.4                               Procedures Relating to Indemnification for Third Party Claims.

(a)                                 Notice. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any third party, including any Governmental Entity (a “Third Party Claim”), the Indemnified Party must provide an Indemnification Notice to the Indemnifying Party relating to the Third Party Claim reasonably promptly after the Indemnified Party’s receipt of notice of the Third Party Claim, but in no event more than twenty (20) Business Days after being served with any summons, complaint or similar legal process; provided, however, that failure to give timely notice shall not release the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party suffers actual prejudice as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, reasonably promptly and in any event within two (2) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents, including all court papers, received by the Indemnified Party relating to the Third Party Claim.

(b)                                 Defense. If a Third Party Claim is made against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in the negotiation, settlement and defense thereof with counsel of its choice and, if the Indemnifying Party so chooses, to assume the negotiation, settlement and defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party so elects to assume the defense of a Third Party Claim, then the Indemnifying Party shall not be liable to the Indemnified Party for the fees and expenses of counsel subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) prior to assuming the defense of such Third Party Claim, the Indemnifying Party shall provide to the Indemnified Party an undertaking stating that such Indemnifying Party is able to and will assume the payment of all defense fees and costs and (ii) the Indemnifying Party’s assumption of the defense of such Third Party Claim shall not signify any agreement, obligation or commitment on the part of the Indemnifying Party to assume or pay any amount awarded to a claimant in respect of such Third Party Claim. If the Indemnifying Party assumes such defense, then the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend any Third Party Claim, then the Parties shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party has not within thirty (30) Business Days after receipt of an Indemnification Notice relating to a Third Party Claim, chosen to assume defense of a Third Party Claim or fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further written notice) have the right to defend such Third Party Claim.  The Indemnified Party shall not take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

(c)                                  Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), unless such settlement provides solely for monetary damages or other monetary payments that will be made by the Indemnifying Party and does not provide for liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party.  Notwithstanding any other provision of this Agreement, the Indemnified Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnifying Party (which consent may be withheld in the Indemnifying Party’s sole discretion).

7.5                               Environmental Claim Procedures And Limitations.

(a)                                 Seller shall only be required to indemnify the Buyer Parties against any Losses arising out of a breach of Section 2.1(g) or the Excluded Environmental Liabilities to the extent that:

(i)                                     the investigation, remediation, corrective action or other response action (the “Remedial Work”) is required by a Governmental Entity or to resolve a Third Party Claim under an Environmental Law;

(ii)                                  the Remedial Work is conducted so as to comply with the least stringent remedial standards that would be applicable given the use of the property as of the day before the Closing Date;

(iii)          the Remedial Work is the minimum required to achieve compliance with the requirements if a Governmental Entity or to resolve a Third Party Claim; and

(iv)                              the Remedial Work is conducted using the most cost effective methods and measures (including deed restrictions and other activity and use limitations) allowed under Environmental Law.

(b)                                 Seller shall have no obligation to indemnify the Buyer Parties against any Losses arising out of a breach of Section 2.1(g) or the Excluded Environmental Liabilities to the extent that such Losses arise or result from:

(i)                                     any increase in the cost of Remedial Work due to an act or omission by the Buyer Parties or any of their agents, employees or other persons given access to the properties under their direction or control;

(ii)                                  any capital improvements or modifications associated with any property occurring after the Closing Date;

(iii)                               any change in use of a property or the operations conducted thereon (including the closure or sale of a business, or the construction or replacement of structures or equipment) occurring after the Closing Date;

(iv)                              any investigation, sampling, assessment, study or other Remedial Work undertaken that is not required by applicable Environmental Law;

(v)                                 any disclosure or reporting to a Governmental Entity or Third Party that is not required by applicable Environmental Law

(c)                                  All claims by the Buyer Parties for indemnification for Losses arising out of a breach of Section 2.1(g) or the Excluded Environmental Liabilities shall be treated as Third-Party Claims governed by Section 7.4 of this Agreement.

(d)                                 The Buyer Parties shall provide reasonable access to the properties for purposes of the Remedial Work, cooperate in obtaining third-party consents and, if requested, execute and permit to be recorded and implemented reasonable institutional controls, engineering controls, remediation systems, deed restrictions and other use or activity limitations as will facilitate the completion of the Remedial Work

(e)                                  The Buyer Parties covenant and agree to take all commercially reasonable measures to ensure that the Assets and the Business obtain and maintain eligibility for any applicable Government Remediation Fund and comply with other relevant underground storage tank laws during the period that any Excluded Environmental Liabilities are subject to Seller’s obligations under this Agreement.

7.6                               Insurance And Other Sources Of Recovery. The obligation of the Indemnifying Party to indemnify the Indemnified Party against any Losses under this Section 7 shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party from third party insurers and Government Remediation Funds with respect to such Losses.

7.7                               Effect of Investigation. The Buyer Parties shall not be entitled to recover Losses arising under Section 7.1(a) to the extent Buyer had actual knowledge, at or prior to the Closing Date, of a fact or series of related facts that it reasonably believed would be a breach of a representation or warranty made by Seller in this Agreement.

7.7                               Duty to Mitigate. In all cases in which a Person is entitled to be indemnified in accordance with this Agreement, such Indemnified Party shall be under a duty to take all commercially reasonable measures to mitigate all Losses of which it is aware. Without limiting the foregoing, each Indemnified Party shall use its commercially reasonable efforts to collect any amount available under applicable insurance coverage for any Losses for which an indemnity claim is being made.  No Indemnified Party may take any action for the purpose of prejudicing the defense of any claim subject to indemnification hereunder or to induce a third party to assess a claim subject to indemnification hereunder.

7.8                               Exclusive Remedy, etc. From and after the Closing, the indemnification provisions of this Section 7 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to a Party’s breach of its representations and warranties contained in this Agreement and the Excluded Environmental Liabilities. No party shall be entitled to a rescission of this Agreement (or any related agreements) related to the breach of any representation, warranty, covenant or agreement contained herein. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE RESPONSIBLE TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES OR DAMAGES BASED SOLELY UPON DIMINUTION IN VALUE OF THE BUSINESS OR ANY MULTIPLE THEREOF, ANY MULTIPLES OF REVENUE OR EBITDA, LOST BUSINESS, OR LOSS OF PROFITS OR GOODWILL, EXCEPT TO THE EXTENT SUCH DAMAGES RESULT FROM A THIRD PARTY CLAIM.

7.9                               Fraud.  Nothing in this Agreement (including this Article 7) shall limit or restrict any party’s right to maintain or recover any amounts in connection with any action or claim based upon fraud.

8.                                      CLOSING

8.1                               Closing Date. Unless this Agreement shall have been terminated in accordance with its terms and conditions, and provided that the conditions to the Closing set forth in Section 5 and Section 6 are satisfied or waived, the closing with respect to the transactions contemplated hereby (the “Closing”) shall take place through a closing escrow at 10:00 a.m., local time, on December 5, 2018, as the same may be extended to a date (not later than the Outside Date) to be mutually agreed upon by the parties if the conditions to closing cannot be satisfied on or before December 5, 2018 (the date of Closing, hereinafter, the “Closing Date”). For accounting purposes, the Closing shall be deemed to be effective at 12:01 a.m., Eastern time, on the Closing Date so that any revenue and expenses accrued on the Closing Date with respect to the Assets and the Business will be for the account of Buyer. Notwithstanding anything herein to the contrary, Seller shall deposit into escrow all executed documents required under Section 8.2(a) and Buyer shall deposit into escrow all executed documents required under Section 8.3(a), in each case no later than two (2) Business Days prior to the scheduled Closing Date. In the event that Buyer or Seller fail to so deposit, the Party that does not fail to so deposit shall have the right to extend the Closing Date for each day of delay; provided however that in no event shall the delay exceed five (5) Business Days.

8.2                               Items to be Delivered by Seller.

(a)                                 No later than two (2) Business Days prior to the scheduled Closing Date, Seller shall deliver to the Escrow Agent the following documents to be held in escrow pending Closing, in each case, duly executed by Seller or otherwise in proper form:

(i)                                     a bill of sale in the form attached hereto as Exhibit A;

(ii)                                  a Deed with respect to the Owned Real Properties;

(iii)                               an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(iv)                              an Intellectual Property Assignment Agreement in the form attached hereto as Exhibit D;

(v)                                 assignments of all of the Real Property Leases in a form approved by the Buyer

(vi)                              the Books and Records pursuant to Section 1.1(g) hereof;

(vii)                           a FIRPTA affidavit;

(viii)                        the DODO Letters of Credit;

(ix)                              all other documents consistent with the terms and conditions of this Agreement and reasonably required by Buyer or Title Company for Closing, including, but not limited to such other specific instruments of transfer, conveyance and assignment of the Assets as Buyer may reasonably request, and an owner’s affidavit in form and substance satisfactory to permit the issuance of an owner’s title insurance policy, including any required gap indemnity; and

(x)                                 the Assignment of Reimbursement Claims;

(xi)                              a certificate, signed by a duly authorized officer of Seller and dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Sections 5.1 and 5.2.

(b)                                 At the Closing, Seller shall deliver to the Escrow Agent a settlement statement showing all components of the Purchase Price and itemizing the closing costs and prorations contemplated by this Agreement, all of which shall have been agreed by Buyer in writing executed by Seller (the “Settlement Statement”).

8.3                               Items to be Delivered by Buyer.

(a)                                 No later than two (2) Business Days prior to the scheduled Closing Date, Buyer shall deliver to the Escrow Agent the balance of the Purchase Price pursuant to Section 1.5(c) above and the following documents in escrow, in each case, duly executed by Buyer or otherwise in proper form:

(i)                                     the Assignment and Assumption Agreement, executed by Buyer; and

(ii)                                  a certificate, signed by a duly authorized officer of Buyer and dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Sections 6.1 and 6.2.

(b)                                 At the Closing, Buyer shall deliver to the Escrow Agent the Settlement Statement executed by Buyer.

9.                                      DEFAULT; REMEDIES; TERMINATION

9.1                               Default by Buyer. If Buyer fails to perform any of its obligations under this Agreement required to be performed by it, when required, on or before the Closing Date for any reason other than Seller’s default, and such default by Buyer shall continue for five (5) Business Days (or one (1) Business Day if the default relates to a Closing deliverable) following receipt by Buyer of written notice thereof from Seller, Seller shall have the right to either (a) terminate this Agreement and receive the Deposit as liquidated damages and not as a penalty (Buyer and Seller agree that actual damages would in such event be difficult to determine and the Deposit is a reasonable estimate of such damages), or (b) enforce specific performance of Buyer’s obligations under this Agreement (provided that such action for specific performance is filed and served no later than the date that is sixty (60) days after the date upon which the Closing was scheduled to occur); provided that Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. In connection with any termination pursuant to Section 9.1(a), Seller will not, under any circumstance, have the right to pursue or recover from Buyer any monetary damages and any claim to monetary damages is hereby expressly waived by Seller.  Each of the parties hereto agrees that Seller shall not be entitled to an injunction or injunctions to enforce specifically against any Debt Financing Source the terms and provisions of any financing arrangements or commitment between any Debt Financing Source and Buyer.

9.2                               Default by Seller. If Seller fails to perform any of its obligations under this Agreement required to be performed by it, when required, on or before the Closing Date for any reason other than Buyer’s default, and such default by Seller continues for five (5) Business Days (or one (1) Business Day if the default relates to a Closing deliverable) following receipt by Seller of written notice thereof from Buyer, Buyer shall be entitled to either (a) terminate this Agreement and receive the return of the Deposit, or (b) enforce specific performance of Seller’s obligations under this Agreement (provided that such action for specific performance is filed and served no later than the date that is sixty (60) days after the date upon which the Closing was scheduled to occur); provided that Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.  In connection with any termination pursuant to Section 9.2(a), Buyer will not, under any circumstance, have the right to pursue or recover from Seller any monetary damages and any claim to monetary damages is hereby expressly waived by Buyer.

9.3                               Termination by Either Party.  Either Buyer or Seller may terminate this Agreement if the transactions contemplated hereby have not been consummated prior to March 31, 2019 (the “Outside Date”) provided that such party is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.  In connection with any termination pursuant to this Section 9.3, (i) the Deposit shall be paid to Seller as liquidated damages and not as a penalty (Buyer and Seller agree that actual damages would in such event be difficult to determine and the Deposit is a reasonable estimate of such damages) so long as Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement (in which case the Deposit will be returned to Buyer), and (ii) neither Buyer nor Seller will, under any circumstance have the right to pursue or recover from the other party any monetary damages or any specific performance and any claim to monetary damages or specific performance is hereby expressly waived by each party.

9.4                               Deposit.  In the event Buyer fails to deliver the Deposit in accordance with Section 1.4 hereof, Seller shall be entitled, upon written notice to Buyer, to terminate this Agreement and receive from Buyer immediately upon demand an amount equal to the Deposit as liquidated damages and not as a penalty (Buyer and Seller agree that actual damages would in such event be difficult to determine and that such amount is a reasonable estimate of such damages); provided that, if Buyer delivers to Seller written or electronic evidence that Buyer has authorized transmission of the Deposit to Seller in accordance with Section 1.4, and the Deposit has not been received by Seller in the time frame set forth in Section 1.4 due to circumstances outside Buyer’s control, this Section 9.4 shall not apply so long as Buyer continues to use its reasonable best efforts to cause the Deposit to be received by Seller as soon as practicable (and in all events the Deposit is received within five (5) Business Days from the date hereof). This Section 9.4 shall survive termination of this Agreement.

10.                               MISCELLANEOUS

10.1                        Publicity.  Notwithstanding the terms of the Confidentiality Agreement, (i) the Parties agree that, from and after the date of this Agreement, no public release, written statement or announcement concerning the transactions contemplated hereby shall be issued or made by a Party without the prior written consent of the other, except for any such release or announcement that is required by Law, which release or announcement shall be made available to the other for its review as soon as reasonably practicable prior to such disclosure, (ii) Seller may, at any time and without requirement of any consultation with, or consent from, Buyer, (a) make internal announcements to employees and make disclosures in any document filed with any securities regulator (including the U.S. Securities and Exchange Commission), including, without limitation, a Form 8-K, and (b) issue any press release or make any announcement or statement to its or its direct or indirect investors or that is required or advisable in accordance with Law or any listing agreement with, or the listing rules of, any national securities exchange or trading market, and (iii) Buyer may, at any time and without requirement of any consultation with, or consent from, Seller, disclose this Agreement, and any documents, instruments or agreements to be issued or delivered in connection with Agreement, and the transactions contemplated herein and therein, to any Debt Financing Source; provided that such Debt Financing Source agrees or has agreed to be bound by a confidentiality arrangement with Buyer that contains substantially similar confidentiality undertakings to the Confidentiality Agreement.

10.2                        Assignment.  Except to the extent otherwise expressly set forth in this Agreement, neither Party may directly or indirectly assign or transfer (or permit the direct or indirect assignment or transfer, whether in connection with, or as a result of, the assignment or transfer of a direct or indirect equity interest or otherwise) its rights or obligations under this Agreement, in whole or in part, voluntarily or by operation of Law, without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed; provided that (i) Buyer or any of its Affiliates may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates or in connection with any disposition or transfer of all or any portion of the Assets, in each case without the consent of any other Person; provided, any such assigning Person shall remain fully liable under this Agreement for such Person’s obligations and responsibilities hereunder and (ii) Buyer and its subsidiaries shall be free to assign its rights under this Agreement as collateral security to any provider of finance to the Buyer or its Affiliates without the consent of any other Person, provided, any such assigning Person shall remain fully liable under this Agreement for such Person’s obligations and responsibilities hereunder. Notwithstanding the foregoing, Buyer shall not have the right to consummate any assignment under this Section 10.2 to the extent the same would inhibit or restrict in any material respect, Seller’s ability, pursuant to Section 4.8 hereof, to effectuate all or any part of the transactions contemplated by this Agreement as a forward or reverse like-kind exchange for the benefit of Seller in accordance with Section 1031 of the Code and, in the case of a reverse exchange, Internal Revenue Service Revenue Procedure 2000-37.

10.3                        Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and permitted assigns. Except as expressly provided herein (including as to the Escrow Agent with respect to the provisions of Section 1.4 and Section 7), this Agreement is not intended to and does not confer upon any Person other than the Parties any rights or remedies hereunder; provided that, notwithstanding the foregoing, any Debt Financing Sources will be deemed third party beneficiaries of the last sentence of Section 9.1, Section 10.2, this proviso in Section 10.3, the second sentence of Section 10.4, the last sentence of Section 10.5, and Section 10.19.

10.4                        Amendment. No modifications, amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by the Parties. Notwithstanding anything to the contrary in this Agreement, any amendment or modification of any provision of which the Debt Financing Sources are made third party beneficiaries pursuant to Section 10.3 or that otherwise affects the rights of the Debt Financing Sources will not be effective without the prior written consent of all the Debt Financing Sources.

10.5                        Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing under this Agreement. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Notwithstanding anything to the contrary in this Agreement, any waiver of any provision of which the Debt Financing Sources are made third party beneficiaries pursuant to Section 10.3 in a manner that adversely affects any Debt Financing Source or that otherwise adversely affects the rights of the Debt Financing Sources will not be effective without the prior written consent of the adversely affected Debt Financing Sources.

10.6                        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, delivery by email in the form of a .pdf attachment to the email (and promptly followed by delivery in person or overnight courier), delivery by a nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the other Party as follows:

TO BUYER or BUYER PARENT:	EG Retail (America), LLC
c/o EG Group Limited, Euro House, Beehive Trading Park Haslingden Road, Blackburn
BB1 2EE, United Kingdom
Attention: Imraan Patel
Email: imraan.patel@eurogarages.com

With a copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP

The Grace Building, 40th Floor

1114 Avenue of the Americas

New York, NY 10036-7703

Facsimile: (212) 389-5099

Attention: Robert E. Copps

Email: robertcopps@eversheds-sutherland.com

TO SELLER:	TA Operating LLC c/o TravelCenters of America LLC 225 Washington Street Newton, Massachusetts 02458 Attention: Mark R. Young Email: myoung@ta-petro.com

With a copy (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attention: Evan R. Levy Email: evan.levy@skadden.com

TO THE ESCROW AGENT:	First American Title Insurance Co 666 Third Ave 5th Floor New York, NY 10017 Attention: Phillip Salomon Email: PSalomon@firstam.com or to such other person or address as any Party shall have specified by notice in writing to the other Party. If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by email, then such communication shall be deemed delivered when receipt of the email and .pdf is acknowledged by a return email of the recipient; if sent by overnight courier, then such communication shall be deemed delivered upon receipt; and if sent by U.S. mail, then such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

10.7                        Expenses. Regardless of whether or not the transactions contemplated hereby are consummated and except to the extent otherwise expressly set forth in this Agreement, all expenses incurred by the Parties shall be borne solely and entirely by the Party that has incurred such expenses.

10.8                        Section Headings; Table of Contents. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.9                        Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal, void or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

10.10                 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

10.11                 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. The Parties agree that this Agreement and all matters arising from or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of law principles thereof. The Parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in New York County, in any action or proceeding arising out of or relating to this Agreement, and each of the Parties hereto irrevocably and unconditionally agrees that all Claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable Law, in such federal court. Without limitation of other means of service, the Parties hereto agree that service of any process, summons, notice or document with respect to any action, suit or proceeding may be served on it in accordance with the notice provisions set forth in Section 10.6. The Parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereto each agrees that a final judgment in any such suit, action or proceeding brought in an appropriate court pursuant to this Section 10.11 shall be conclusive and binding upon the Parties hereto, as the case may be, and may be enforced in any other courts to whose jurisdiction the Parties hereto, as the case may be, is or may be subject, by suit upon such judgment. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO BUYER’S INVESTIGATION OF THE BUSINESS, THE ASSETS, THIS AGREEMENT, THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT OR ANY CONTRACT ENTERED INTO PURSUANT HERETO (EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH THEREIN) OR THE PERFORMANCE BY THE PARTIES OF ITS OR THEIR TERMS IN ANY SUIT, ACTION OR PROCEEDING OF ANY TYPE BROUGHT BY ONE PARTY AGAINST THE OTHER, REGARDLESS OF THE BASIS OF THE CLAIM OR CAUSE OF ACTION.

10.12                 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties, and supersede all prior representations, warranties, agreements and understandings, oral and written, between the Parties, with respect to the subject matter hereof.

10.13                 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.14                 Prevailing Party. If any litigation, other court action, proceeding, or other dispute is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration, proceeding, or dispute shall be reimbursed by the losing Party; provided that if a Party to any such litigation or action prevails in part, and loses in part, the court or other adjudicator presiding over such litigation or action shall award a reimbursement of the fees, costs and expenses incurred by the substantially prevailing Party.

10.15                 Counterparts. This Agreement may be executed by facsimile signatures and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.16                 Expert Determination

(a)                                 Any dispute arising in relation to any amount to be paid by either the Seller or the Buyer pursuant to Section 1 will be referred by either the Seller or the Buyer (as the case may be) after the time set out in for the resolution of such disputes has lapsed, to an independent expert the “Expert” who will be selected and appointed in accordance with this Section 10.16.  The Expert will be required to determine the amount (if any) payable by the Seller to the Buyer or (as the case may be) by the Buyer to the Seller in accordance with the appropriate provisions of this Agreement.

(b)                                 Either party may request that an Expert be selected and appointed by serving a written notice (an “Expert Request”) on the other.  The Expert shall be selected and appointed by mutual agreement of Buyer and Seller.

(c)                                  If within ten days of service of the Expert Request the parties have not selected and then contractually appointed an Expert, then the Expert will (on the written request of either party) be selected by the President of or other senior officer from time to time of the American Accounting Association.

(d)                                 Each party will cooperate in doing everything that is reasonably necessary to procure the appointment of any Expert that has been selected pursuant to this clause (including by acting reasonably in agreeing the terms of engagement of any such Expert).

(e)                                  If, following his appointment, the Expert dies or becomes unwilling or incapable of acting, either party may serve a new Expert Request.

(f)                                   The Expert will make his determination in writing and will show reasonable support of such determination.  The Expert will act as expert and not as arbitrator.

(g)                                  The Expert’s determination will (save in the event of manifest error) be final and binding.

(h)                                 Each party will bear its own costs and expenses in relation to the Expert’s determination.

(i)                                     The Expert’s fees and any costs and expenses incurred in relation to his appointment will be split equally between Buyer and Seller.

10.17                 Single Transaction; Bulk Transfer Laws.  The transaction contemplated by this Agreement is a single purchase and sale transaction with respect to all of the Assets.  Under no circumstances shall Seller have any obligation to sell less than all of the Assets to Buyer, and under no circumstances shall Buyer have the right to purchase less than all of the Assets from Seller.  Buyer acknowledges that Seller will not comply with the provisions of the bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and any Losses to any Seller Party arising out of such noncompliance shall be deemed an Excluded Liability for all purposes of this Agreement.

10.18                 Interpretation.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Words denoting any gender shall include all genders.  Where a word is defined herein, references to the singular shall include references to the plural and vice versa.  A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.  All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.  All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.  Any reference to any agreement or contract referenced herein or in the disclosure schedules shall be a reference to such agreement or contract, as amended, modified, supplemented or waived.

10.19                 Debt Financing Sources.

(a)                                 Seller hereby (i) acknowledges that none of the Debt Financing Sources shall have any liability under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including any dispute related to, or arising from, any financing arrangements or commitments entered to with the Buyer in connection therewith or any related agreements or the performance thereof, (ii) waives any rights or claims against any of the Debt Financing Sources in connection with this Agreement, any financing arrangements or commitments entered to by the Debt Financing Sources with the Buyer or any related agreements or the performance by the Debt Financing Sources thereof, whether at law or equity, in contract, in tort or otherwise, and (iii) agrees not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any

Debt Financing Source in connection with this Agreement, any financing arrangements or commitments entered to by the Debt Financing Sources with the Buyer or any related agreements or the performance thereof or the transactions contemplated hereby or thereby.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 10.11, the parties hereto (i) irrevocably agree that any dispute or claim (including any non-contractual dispute or claim) involving any Debt Financing Source arising out of or in any way connected to this Agreement may be brought solely in the United States District Court for the Southern District of New York the state and/or federal courts located in the Borough of Manhattan in New York, New York, United States, or, if such court does not have jurisdiction, in any New York State Court sitting in the Borough of Manhattan in New York, New York, United States, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such dispute or claim, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the disputes or claims shall be heard and determined only in any such court, and agrees not to bring any dispute or claim with respect to the Debt Financing Source arising out of or in any way relating to this Agreement or the transactions contemplated hereby in any other court and (ii) waive trial by jury in any dispute or claim (including any non-contractual dispute or claim or any counterclaim) with respect to the Debt Financing Sources arising out of or in any way relating to this Agreement or the transactions contemplated hereby.

(c)                                  Notwithstanding the foregoing, nothing in this Section 10.19 shall limit the ability of Seller from defending any suit, proceeding, claim or cause of action brought against Seller, directly or indirectly, by any Debt Financing Source or any affiliate thereof or instituting a counterclaim against any Debt Financing Source or any affiliate thereof.

10.20                 Definitions. For purposes of this Agreement, the term:

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, and, in any event and without limitation of the previous sentence, any Person owning 20% or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Federal Trade Commission Act, as amended, and all other applicable foreign or domestic Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assets” has the meaning set forth in Section 1.1.

“Assignment and Assumption Agreement” has the meaning set forth in Section 8.2(a)(iii).

“Assignment of Reimbursement Claims” has the meaning set forth in Section 4.13.

“Assumed Contracts” has the meaning set forth in Section 1.1(e).

“Assumed Contracts Proration” means an amount (which may be a negative number) equal to (A) the aggregate amount of all non-delinquent accrued and unpaid rents and other amounts payable to Seller pursuant to the Assumed Contracts, other than the New Contracts and the DODO and CODO Agreements for which there shall be no proration, for the period prior to the Closing Date; less (B) the aggregate amount of (i) all rents and other amounts paid to Seller pursuant to the Assumed Contracts prior to the Closing Date attributable to the period from and after the Closing Date and (ii) all security deposits paid to Seller pursuant to the Assumed Contracts.

“Assumed Liabilities” has the meaning set forth in Section 1.3(a).

“Base Purchase Price” has the meaning set forth in Section 1.5(a)(i).

“Books and Records” has the meaning set forth in Section 1.1(g).

“Bucket” has the meaning set forth in Section 7.1(b)(i).

“Business” has the meaning set forth in the recitals of this Agreement.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York, Boston, Massachusetts or Cleveland, Ohio are authorized or required by Law to be closed.

“Business IP” has the meaning set forth in Section 1.1(f).

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 4.2(e).

“Buyer Guaranteed Obligations” has the meaning set forth in Section 4.11(a).

“Buyer Parties”  means, collectively, Buyer, Buyer’s Affiliates, parents and subsidiaries, and each of its and their respective directors, officers, trustees, shareholders, members, partners, employees, agents, contractors and other representatives, and each of their respective successors and assigns.

“Buyer Parent” has the meaning set forth in the preamble.

“Claim” means any claim, cause of action, demand, litigation, action, suit, arbitration, proceeding, or right in action.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Inventory Value” means the sum of (A) the Fuel Inventory, (B) the value of the food service inventory which will be counted on the day prior to the Closing Date and will be based on the value of the most current invoice cost and (C) the value of the Inventory (other than the Fuel Inventory and the food service inventory) determined by Seller and the Buyer on the date that is five (5) days prior to the Closing Date based upon (i) the value of the Inventory (other than the Fuel Inventory and the food service inventory) set forth on Seller’s perpetual inventory for the Business, plus (ii) the value of the supplies inventory at the Closing equal to the average monthly expense incurred by Seller for such supplies inventory for the twelve (12) calendar months immediately prior to the Closing Date, plus (iii) an amount equal to $200 in the cash drawer at each Property other than the CODO Property and the DODO Properties.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“CODO Property” (or “Company Owned/Dealer Operated”) means the one (1) Property that is owned by Seller and operated by a third-party dealer.

“Commitment” has the meaning set forth in Section 3.5(i).

“Competing Transaction” has the meaning set forth in Section 4.12.

“Computer Systems” means all the information technology systems, hardware and software used in the Business including, electronic point of sale terminals, card payment terminals and software as a service HR and inventory control systems.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 29, 2018, between Seller and Buyer.

“Contract” means any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement (whether written or oral, and whether express or implied), that is legally binding.

“Cross-Division Contracts” has the meaning set forth in Section 3.6.

“Cutoff Date” has the meaning set forth in Section 2.3(a).

“Data Room” means the electronic data room established by Merrill Corporation on behalf of Seller to provide Buyer access to data, materials and information with respect to the Assets and the Business, as such electronic data room existed on the date hereof and containing the documents set forth in the index included in Schedule 10.20(i).

“Deed” means a special warranty deed conveying title to each of the Owned Real Properties, in the form attached hereto as Exhibit C, subject only to the Permitted Liens.

“Debt Financing Sources” means the Persons acting from time to time as providers or arrangers of the financing and of any alternative financing,  their respective Affiliates and the former, current and future stockholders, members, officers, directors, managers, employees, partners, agents, controlling persons, equityholders,  managers, members, advisors, attorneys and other representatives of each such provider, arranger and Affiliate.

“Deposit” has the meaning set forth in Section 1.4.

“DODO and CODO Agreements” shall mean those agreements with respect to the DODO Properties and the CODO Property set forth on Schedule 10.20(ii).

“DODO Letters of Credit” shall mean the letters of credit listed on Schedule 10.20(iii).

“DODO Properties” (or “Dealer Owner/Dealer Operated”) means the eight (8) locations owned or operated by third party dealers to which Seller supplies motor fuel, as set forth on Schedule 10.20(iv).

“Employees” means those individuals who are employed by Seller in the operations of the Business at the Properties as of the date hereof and/or as of the day preceding the Closing Date (which shall, for the avoidance of doubt, not include any of the district or regional managers).

“Environmental Law” means any applicable Laws judicial or administrative decisions, orders, injunction, decrees or governmental restrictions existing as at Closing related to pollution or the protection of the environment, natural resources, human health and safety (as such matters relate to exposure to Hazardous Substances) or the use, management, handling, transport, storage, release, emission, discharge and disposal of, and human exposure to, Hazardous Substances, including Laws relating to the use, management, operation, maintenance and closure of tanks and other storage and delivery systems for Hazardous Substances.

“Environmental Liabilities” means any Liabilities arising under Environmental Law.

“Environmental Permit” means any license, permit, approval, consent, waiver, exemption, variance, franchise or other authorization of or from any Governmental Entity pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” has the meaning set forth in Section 1.4.

“Excluded Accounts Receivable” has the meaning set forth in Section 1.2(n).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.3(b).

“Expert” has the meaning set forth in Section 10.16(a).

“Expert Request” has the meaning set forth in Section 10.16(b).

“FLSA” has the meaning set forth in Section 2.1(m).

“Fuel Equipment” means all fuel fixtures and equipment attached to or used in connection with the Properties at Closing, including all petroleum pumps and dispensers, underground and aboveground fuel storage tanks, canopies, point of sale systems, electronic price signs, fuel lines, fittings and connections used in the Ordinary Course of Business at the Properties to receive, store or dispense fuels, to the extent any of the foregoing are owned by Seller.

“Fuel Inventory” means the value of the fuel inventory determined by Seller and the Buyer on the Closing Date as of 8:00 AM Eastern time based on the gallons determined by reading of the automated tank gauge (Veeder Root) system and Seller’s most recent general ledger weighted average cost.

“Fundamental Representations and Warranties” means the representations and warranties set forth in Section 2.1(a) (Due Organization and Power), Section 2.1(b) (Authority), and Section 2.1(o) (Broker Fees).

“Governmental Antitrust Entity” has the meaning set forth in Section 3.4(b)(ii).

“Governmental Entity” means any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, local, foreign or other.

“Government Remediation Fund” means any fund made available by a Governmental Entity for the investigation and remediation of releases from underground storage tanks.

“Hazardous Substances” means any waste, material or substance that is regulated by any Governmental Entity as an environmental pollutant or harmful or toxic to human health or the natural environment, including for the protection of non-human forms of life, land, water, groundwater and air, including any material or substance that is (a) defined as “toxic,” “polluting,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “solid waste” or “restricted hazardous waste” under any applicable provision of local, state or federal law, (b) petroleum, including any fraction, derivative or additive, (c) asbestos, (d) polychlorinated biphenyls, (e) urea formaldehyde, (f) radioactive material, (g) designated as a “hazardous substance” pursuant to the Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1251), (h) defined as a “hazardous waste” pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6901), (i) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601), (j) defined as a “chemical substance” under the Toxic Substances Control Act, 15 U.S.C. §2601 et seq. (15 U.S.C. § 2601) or (k) defined as a pesticide under the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq. (7 U.S.C. §136).

“HSR Act” shall have the meaning set forth in the definition of Antitrust Law.

“Inactive Employee” has the meaning set forth in Section 4.2(a).

“Indemnification Notice” has the meaning set forth in Section 7.3.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Intellectual Property” means all patents, trademarks, service marks, trade secrets and other similar intellectual property, and any applications and registrations for the foregoing.

“Inventory” means Fuel Inventory, merchandise inventory (of every type and description, including alcohol and alcoholic beverages), supplies inventory and other consumable items not intended for retail sale, food service inventory, and $200 in the cash drawer at each Property, in each case, to the extent owned by Seller and located at the Properties; provided, however, that Inventory does not include (i) any inventory located at the CODO Property or any DODO Property and (ii) any inventory that cannot be transferred pursuant to applicable Law.

“Knowledge of Seller” and “Seller’s Knowledge” has the meaning set forth in Section 2.4.

“Law(s)” means any federal, state, local, foreign or other statute, law, ordinance, treaty, rule or regulation.

“Leased Real Properties” means all of the real property subject to a Real Property Lease.

“Liability” or “Liabilities” means and include any direct or indirect liability or obligation that a Person owes to or at the behest of any other party, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, joint or several, absolute or contingent, accrued or unaccrued, whether called a liability, obligation, indebtedness, guaranty, endorsement, claim or responsibility or otherwise.

“Liability Cap” has the meaning set forth in Section 7.1(b)(i).

“Licenses and Permits” means all permits, licenses, bonds, approvals, certificates, registrations, accreditations, and other authorizations, including Environmental Permits, held by Seller and used to carry on the Business including to sell gas and alcohol.

“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

“LKE Agreement” has the meaning set forth in Section 4.8.

“LKE Property” has the meaning set forth in Section 4.8.

“Loss” means (i) all debts, Liabilities owed to or at the behest of any other Person, (ii) all losses, damages, judgments, awards, penalties and settlements, (iii) all Claims, whether or not ultimately determined to be valid, and (iv) all costs and expenses (including interest (but excluding prejudgment interest in any litigated or arbitrated matter other than that payable to a third party), court costs and reasonable fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing.

“Material Adverse Effect” means a material adverse effect on the Assets, Properties, results of operations, financial condition or value of the Business taken as a whole, other than any effect relating to (i) the United States or global economy or securities markets in general or affecting the industry in which the Business operates, (ii) any change in relationship with any customer, supplier or contract counterparty that is attributable primarily to Buyer or the transactions contemplated hereby, (iii) any failure to obtain the consent of any customer, supplier or contract counterparty to the transactions contemplated hereby, or (iii) compliance by Seller with the terms of, or the taking of any action contemplated or permitted by, this Agreement.

“New Contracts” has the meaning set forth in Section 3.6.

“Orders” means any order, writ, injunction, judgment, plan or decree of any Governmental Entity.

“Ordinary Course of Business” means the ordinary and proper course of business of Seller consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Properties” means, collectively, all of the parcels of land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Seller as set forth on Schedule 10.20(v), and an “Owned Real Property” means any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.3.

“Party” or “Parties” means Buyer and/or Seller, as the case may be.

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date and which are pro-rated on the Closing Date in accordance with this Agreement, (ii) any matters of record, including, encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that are disclosed in the Commitments or the Surveys, (iii) monetary Liens that are released by Seller on or prior to the Closing and Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property but excluding any violations of any such Laws, (v) matters disclosed by the Surveys, (vi) licenses of or other grants of rights to use Intellectual Property, (vii) any liens, claims or encumbrances which are caused by or otherwise attributable to Buyer or any Buyer Party (viii) rights of tenants, as tenants only, under the leases described in Schedule 10.20(vi).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or Governmental Entity.

“Pre-Closing Charges” has the meaning set forth in Section 4.1(c).

“Proceeding” means any action, suit, claim, assessment, hearing, proceeding, arbitration, investigation, audit, inquiry, or mediation by or before any Governmental Entity or other Person.

“Properties” means the 225 store locations, 5 parcels of vacant land and 1 stand-alone Arby’s restaurant owned or leased by Seller and listed on Schedule 10.20(vii).

“Property Taxes” has the meaning set forth in Section 4.1(c).

“Property Tax Proration” means an amount (which may be a negative number) equal to (A) the aggregate amount of Property Taxes paid by Seller prior to the Closing Date attributable to the period from and after the Closing Date for which Buyer is liable pursuant to Section 4.1(c) hereof; less (B) the aggregate amount of unpaid Property Taxes attributable to the period prior to the Closing Date for which Seller is liable pursuant to Section 4.1(c) hereof, as agreed by the Buyer and the Seller.

“Purchase Price” has the meaning set forth in Section 1.5(a).

“Qualified Benefit Plan” has the meaning set forth in Section 2.1(l)(iv).

“Real Property Leases” means the leases of real property pursuant to which Seller is tenant, as set forth on Schedule 10.20(vi).

“Real Property Lease Proration” means an amount (which may be a negative number) equal to (A) the aggregate amount of (i) all rents (including additional rents and reimbursable operating expenses) paid by Seller prior to the Closing Date pursuant to the Real Property Leases attributable to the period from and after the Closing Date, plus (ii) all security deposits paid by Seller pursuant to the Real Property Leases, less (B) the aggregate amount of all accrued and unpaid rents (including additional rents and reimbursable operating expenses) payable by Seller pursuant to the Real Property Leases for the period prior to the Closing Date.

“Registered IP” has the meaning set forth in Section 2.1(h)(i).

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller 401(k) Plan” has the meaning set forth in Section 4.2(f).

“Seller Benefit Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not tax qualified and whether or not subject to ERISA, and any plan, agreement, arrangement, program, practice or policy regarding or with respect to: employment, compensation, equity options; equity purchase; equity or equity-based compensation; phantom equity or appreciation rights; bonuses; incentive awards; vacation, holiday or other paid time off pay; fringe benefits; severance pay; retention; deferred compensation; retirement; change in control; hospitalization or other medical, dental, vision, accident, disability, life or other insurance; executive compensation or supplemental income, which is sponsored, maintained, contributed to, or required to be contributed to by Seller or the Business, or with respect to which

Seller or the Business has any liability, in each case whether or not reduced to writing and whether funded or unfunded.

“Seller Guaranteed Obligations” has the meaning set forth in Section 4.11(a).

“Seller Guaranty” has the meaning set forth in Section 4.6.

“Seller Marks” has the meaning set forth in Section 4.3.

“Seller Parent” has the meaning set forth in the preamble.

“Seller Parties” means, collectively, Seller, Seller’s Affiliates and each of their respective managers, directors, officers, trustees, shareholders, members, partners, employees, agents, contractors and other representatives.

“Seller’s Records” has the meaning set forth in Section 1.2(g).

“Settlement Statement” has the meaning set forth in 8.2(b).

“Subsidiary” means, with respect to any Person, any entity in which such Person holds an ownership interest, whether directly or through one or more other Persons.

“Survey” has the meaning set forth in Section 3.5.

“Surviving Representations” has the meaning set forth in Section 2.3(a).

“Tax” or “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Title Company” has the meaning set forth in Section 3.5(i).

“Title Policy” has the meaning set forth in Section 3.5(ii).

“Transaction” has the meaning set forth in the recitals of this Agreement.

“Transferred Employee” has the meaning set forth in Section 4.2(a).

“Vendor Rebate Proration Amount” means the aggregate amount of any rebates received by Seller from vendors prior to the Closing Date and related to the Business that is attributable to the period from and after the Closing Date, but only to the extent such rebates have not already been applied to reduce Seller’s cost of the related product.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and all similar state and local Laws.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

[The next page is the signature page.]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

BUYER:		SELLER:

EG RETAIL (AMERICA), LLC, a Delaware limited liability company		TA OPERATING LLC, a Delaware limited liability company

By:	/s/ Mohsin Issa	By:	/s/ Andrew J. Rebholz
	Name: Mohsin Issa		Name: Andrew J. Rebholz
	Title: President & CEO		Title: Chief Executive Officer

SELLER PARENT:

TRAVELCENTERS OF AMERICA LLC, a Delaware limited liability company

		By:	/s/ Andrew J. Rebholz
Name: Andrew J. Rebholz
Title: Chief Executive Officer

Escrow Agent joins in the execution and delivery of this Agreement to acknowledge its receipt of the Deposit, and does hereby agree to observe and perform the provisions of this Agreement pertaining to the Escrow Agent and concerning the holding and disbursement of the Deposit, the consummation of the Closing, and the other duties of Escrow Agent hereunder.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Phillip Salomon
Name: Phillip Salomon
Title: Vice President

BUYER PARENT:

EG GROUP LIMITED

By:	/s/ Mohsin Issa
Name: Mohsin Issa
Title: Director

EXHIBIT A

FORM OF BILL OF SALE

This BILL OF SALE (this “Bill of Sale”), effective as of             , 2018 is entered into by and between TA Operating, LLC, a Delaware limited liability company (the “Assignor”), and EG Retail (America), LLC, a Delaware limited liability company (the “Assignee”).

RECITALS

WHEREAS, the Assignor and the Assignee have entered into an Asset Purchase Agreement dated             , 2018 (the “Purchase Agreement”), pursuant to which, among other things, the Assignor agreed to sell the Assets (defined below) to the Assignee; and

WHEREAS, the Assignor and the Assignee now desire to carry out the transactions contemplated by the Purchase Agreement, and this Bill of Sale is being executed to evidence the sale, conveyance, transfer, assignment and delivery of all of the Assignor’s right, title to and interest in certain of the Assets.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

2.                                      Sale of Assets. The Assignor by this Bill of Sale does, effective as of the Closing, hereby irrevocably and unconditionally grant, sell, convey, transfer, assign and deliver to the Assignee, all of the Assignor’s right, title, and interest in and to all of the Assets (except for the Owned Real Properties which shall be transferred pursuant to the Deeds), free and clear of any Liens, other than Permitted Liens.

3.                                      Excluded Assets. The Assignor and the Assignee expressly acknowledge and agree that Assignor is not transferring to the Assignee any right, title, and interest in and to the Excluded Assets.

4.                                      Terms of the Agreement. The Assignor and the Assignee acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. Notwithstanding anything to the contrary herein, this Bill of Sale is subject to the Purchase Agreement, and it shall not give rise to any recourse or remedy against Seller (or its Affiliates) except to the extent set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5.                                      Further Assurances. The Parties further agree to execute and deliver to one another such further instruments of transfer and conveyance and related documents, with respect to the Assets, as either Party shall reasonably request (all at the requesting Party’s expense).

6.                                      Counterparts and Facsimiles. This Bill of Sale may be executed in counterpart when taken together, will be deemed to constitute one and the same agreement. Facsimile and/or electronic transmission of any signed original document and/or retransmission of any signed facsimile and/or electronic transmission will be deemed the same as delivery of an original.

7.                                      Governing Law. This Bill of Sale shall be governed by and construed under the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would require the application of any other law.

8.                                      Headings. The headings of this Bill of Sale are for reference purposes only and shall not affect in any way the meaning or interpretation of this Bill of Sale.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Bill of Sale as of the date first above written.

ASSIGNEE:	ASSIGNOR:
EG RETAIL (AMERICA), LLC, a Delaware limited liability company	TA OPERATING LLC, a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) effective as of             , 2018 is entered into by and between TA Operating LLC, a Delaware limited liability company (“Assignor”), and EG Retail (America), LLC, a Delaware limited liability company (the “Assignee”).

W I T N E S S E T H:

WHEREAS, the Assignor and the Assignee have entered into an Asset Purchase Agreement dated              , 2018 (the “Purchase Agreement”), pursuant to which, among other things, the Assignor has agreed to cause the transfer and assignment of the Assumed Contracts to the Assignee; and

WHEREAS, the Assignor now desires to assign, transfer and convey all right, title and interest under the Assumed Contracts and the Assumed Liabilities to the Assignee, and the Assignee desires to accept and assume the Assumed Contracts and the Assumed Liabilities, all on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties agree as follows:

1.                                      Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

2.                                      Assignment and Assumption. Assignor hereby assigns, transfers and conveys to the Assignee, as of the Closing, to the extent permitted under the Assumed Contracts, and the Assignee hereby accepts, acquires, and assumes, as of the Closing, to the extent permitted under the Assumed Contracts, all of Assignor’s (i) right, title and interest in and to the Assumed Contracts, and (ii) duties and obligations under the Assumed Contracts and the Assumed Liabilities related to Assignor, and further agrees to keep, observe, and perform all of the terms, covenants, agreements, conditions, and obligations of the Assumed Contracts and the Assumed Liabilities from and after the Closing, in each case pursuant to and in accordance with the terms and conditions of the Purchase Agreement.

3.                                      Excluded Assets and Liabilities. The Assignor and the Assignee expressly acknowledge and agree that Assignor is not transferring to the Assignee any right, title, and interest in and to the Excluded Assets or the Excluded Liabilities.

4.                                      Terms of the Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5.                                      Further Assurances. Assignor further agrees to execute and deliver to the Assignee such further instruments of transfer and conveyance and related documents, with respect to the Assumed Contracts to which Assignor is a party and the Assumed Liabilities related to Assignor, as the Assignee shall reasonably request (all at the Assignee’s expense), to vest in the Assignee and its successors and assigns the Assumed Contracts and the Assumed Liabilities.

6.                                      Counterparts. This Agreement may be executed in counterpart copies, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

7.                                      Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would require the application of any other law.

8.                                      Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.

ASSIGNEE:	ASSIGNOR:

TA OPERATING LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT C

FORM OF DEED

FORM OF DEED (OH)

LIMITED WARRANTY DEED

(ORC 5302.05/5302.06)

KNOW ALL MEN BY THESE PRESENTS, that TA OPERATING LLC, Delaware limited liability company (“Grantor”), for Ten Dollars ($10.00) and other good and valuable consideration paid, grants, with limited warranty covenants, to                           , a                       , (“Grantee”), whose tax mailing address is                               , the following real property:

See Exhibit “A” attached hereto

Property Address:

Permanent Parcel Nos.:

Prior Instrument Reference:

The herein described property is conveyed subject to, and there are excepted from the general warranty covenants, the following:

(i)                                     real estate taxes and assessments which are not yet due and payable;

(ii)                                  zoning and land use ordinances, if any;

(iii)                               restrictions, conditions, reservations and easements of record;

(iv)                              any liens or encumbrances created by the acts of Grantee

(v)                                 the current lease; and

(vi)                              legal highways.

IN WITNESS WHEREOF, the Grantor(s) have executed and delivered this Limited Warranty Deed on this      day of                  , 20  .

TA OPERATING LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF	)
) SS:
COUNTY OF	)

The foregoing instrument was acknowledged before me this           by                 of TA Operating LLC, a Delaware limited liability company, on behalf of the limited liability company.

Notary Public

My commission expires:

[This instrument prepared by:](2)

(2)  To be included as needed for recordation.

FORM OF DEED (IL)

This space reserved for Recorder’s use only.

SPECIAL (LIMITED WARRANTY) DEED

THIS INDENTURE WITNESSETH that TA OPERATING LLC, a Delaware limited liability company (“Grantor”), with an address at c/o TravelCenters of America LLC, 225 Washington Street, Newton, Massachusetts 02458, GRANTS, BARGAINS AND SELLS to                           , a(n)                        (“Grantee”), with an address at                        , for the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt of which is hereby acknowledged, the following described real estate in           County, Illinois (the “Real Estate”):

See Exhibit A attached hereto and made a part hereof.

This conveyance is subject to:

1.                                      The lien of nondelinquent real estate taxes and assessments;

2.                                      All easements, restrictions, covenants, agreements and other matters of record and easements or claims of easements not shown on the public record;

3.                                      All matters that would be disclosed by an accurate ALTA/ACSM Land Title survey of the Real Estate;

4.                                      All applicable zoning, building, and land use laws, ordinances, rules and regulations; and

5.                                      The rights of tenants under unrecorded leases, as tenants only.

Grantor, as its sole warranty herein, specially warrants to Grantee, its successors and assigns, that it will forever defend title to the Real Estate (subject to the matters to which this conveyance is hereinabove made subject) against only those claims of persons claiming to title to or asserting claims affecting title to the Real Estate, or any part thereof, by, through or under Grantor, but not otherwise.

GRANTEE, BY ACCEPTANCE OF THIS DEED, AGREES THAT THE REAL ESTATE IS BEING SOLD AND THAT GRANTEE IS ACCEPTING POSSESSION OF THE REAL ESTATE “AS IS, WHERE IS, AND WITH ALL FAULTS,” AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AND SALE AGREEMENT PURSUANT TO WHICH THE REAL ESTATE IS BEING SOLD, THIS DEED OR ANY OTHER DOCUMENTS DELIVERED BY GRANTOR TO GRANTEE CONCURRENTLY HEREWITH, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTY OF CONDITION (INCLUDING ENVIRONMENTAL

CONDITION) OR FITNESS FOR ANY PARTICULAR PURPOSE; and Grantee, for itself and to the extent permitted by law for its successors and assigns, hereby waives, releases and discharges Grantor from any and all claims, demands, liabilities, damages, obligations, fines, penalties, costs and expenses, including (without limitation) reasonable attorneys’ fees and disbursements (collectively the “Liabilities”), and covenants not to sue Grantor for any Liabilities, caused by, arising out of or related to the condition of the Real Estate.

The undersigned person executing this deed on behalf of Grantor represents and certifies that he/she is duly authorized to execute and deliver this deed on behalf of Grantor.

IN WITNESS WHEREOF, Grantor has caused this deed to be executed this       day of             , 20  .

TA OPERATING LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF	)
) SS:
COUNTY OF	)

Before me, a Notary Public in and for the State of          , personally appeared                  , the              of                                  , a(n)                   , who acknowledged the execution of the foregoing Special (Limited) Warranty Deed for and on behalf of said          .

Witness my hand and Notarial Seal this      day of              , 20  .

Printed Name:
Notary Public

I am a resident of
County, .

My commission expires:

This Document Prepared by:

After Recording, Return to:

Send Future Tax Bills to:

EXHIBIT A

Legal Description

[Legal description to be inserted]

Permanent Index Number:

Property Address:

FORM OF DEED (KY)

SPECIAL WARRANTY DEED

This DEED is made and entered into on                , 20  , by and between

TA OPERATING LLC

c/o TravelCenters of America LLC

225 Washington Street

Newton, Massachusetts 02458

(“Grantor”)

and

(“Grantee”).

WITNESSETH

For a total consideration of                                      ($                 ), the receipt and sufficiency of which are acknowledged, Grantor grants and conveys to Grantee in fee simple with covenant of Special Warranty certain real property in                        County, Kentucky, being more particularly described on EXHIBIT A, attached hereto and made a part hereof (the “Property”).

Grantor covenants (a) lawful seisin of the Property, (b) full right and power to convey same, and (c) that the Property is free and clear of all liens and encumbrances, except liens for real property taxes and assessments due and payable in 20   and thereafter, which Grantee assumes and agrees to pay.  This conveyance is made subject to all (i) easements, restrictions and stipulations of record, and (ii) governmental laws, ordinances and regulations affecting the Property.

For purposes of KRS 382.135, Grantor and Grantee, by execution of this Deed, certify that the consideration reflected in this Deed is the full consideration paid for the Property.

For purposes of KRS 382.135, the in-care-of address to which the property tax bill for      may be sent to is:                                               .

GRANTOR:

TA OPERATING LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF	)
) SS
COUNTY OF	)

The foregoing Deed, including the consideration statement therein, was sworn to and acknowledged before me on                         by                                          , as the                                  , for and on behalf of said company, the Grantor.

Notary Public

My Commission Expires:

GRANTEE:

STATE OF	)
) SS
COUNTY OF	)

The foregoing Deed, including the consideration statement therein, was sworn to and acknowledged before me on                         by                                          , as the                                  , for and on behalf of said company, the Grantor.

Notary Public

My Commission Expires:

THIS INSTRUMENT PREPARED BY:

EXHIBIT A

FORM OF DEED (IN)

LIMITED LIABILITY COMPANY WARRANTY DEED

THIS INDENTURE WITNESSETH, that TA OPERATING LLC (“Grantor”), a Delaware limited liability company, CONVEYS AND WARRANTS to                                                             (“Grantee”), of                      County, in the State of                              , for the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt of which is hereby acknowledged, the following described real estate in                         County, in the State of Indiana (“Real Estate”):

[INSERT LEGAL DESCRIPTION]

Subject to (i) all easements, highways, rights-of-way, covenants, conditions, restrictions and other matters of record; (ii) all current, non-delinquent real estate taxes and assessments; and (iii) all matters that would be disclosed by an accurate survey or physical inspection of said real estate.

Grantor is a limited liability company duly organized under the laws of Delaware, and the person executing this deed on behalf of Grantor is fully empowered by proper action of the members of Grantor to execute and deliver this deed.  Grantor has full capacity to convey the Real Estate and all necessary limited liability company action for the making of such conveyance has been taken and done.

IN WITNESS WHEREOF, Grantor has caused the execution of this Limited Liability Company Warranty Deed by its duly authorized member(s) this                  day of                   , 20         .

TA OPERATING LLC, a Delaware limited liability company

By:

Its:

STATE OF	)
) SS:
COUNTY OF	)

Before me, a Notary Public in and for said County and State, personally appeared                    the sole member(s) of                 , a                     limited liability company, who acknowledged the execution of the foregoing Limited Liability Company Warranty Deed as such members(s) of said limited liability company, and who, have been duly sworn, stated that the representations therein contained are true.

Witness my hand and Notarial Seal this         day of               , 200   .

Signature

Printed Name	Notary Public

My Commission Expires:	County of Residence:

Send tax statements to and
Grantee’s mailing address is:

This instrument was prepared by [Name of Preparer; Firm Name, Address and Telephone number are optional].

I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law.  [Printed Name or Signature of Preparer].

FORM OF DEED (WI)

Document Number	Document Name
3 WARRANTY DEED

THIS DEED, made between  TA OPERATING, LLC, a Delaware limited liability company

(“Grantor”),

and

(“Grantee”).

Grantor, for a valuable consideration, conveys and warrants to Grantee the following described real estate, together with the rents, profits, fixtures and other appurtenant interests, in              County, State of Wisconsin (“Property”) (if more space is needed, please attach addendum):

[Legal description to be inserted]

Recording Area Name and Return Address

Parcel Identification Number (PIN)

This is not homestead property.

Exceptions to warranties:

Dated

TA OPERATING LLC, a Delaware limited liability company

	(SEAL)		(SEAL)
*		*
	(SEAL)		(SEAL)
*		*

AUTHENTICATION	ACKNOWLEDGMENT

Signature(s)	STATE OF )
) ss.
authenticated on .	COUNTY )

*
TITLE: MEMBER STATE BAR OF WISCONSIN
(If not,	Personally came before me on , the above-named to me known to be the person(s) who executed the foregoing instrument and acknowledged the same.
authorized by Wis. Stat. § 706.06)

THIS INSTRUMENT DRAFTED BY:
*
Notary Public, State of
My Commission (is permanent) (expires: )

(Signatures may be authenticated or acknowledged.   Both are not necessary.)

FORM OF DEED (TN)

This instrument prepared by:	Return Recorded Document to:

Name and Address Of Property Owner:	Send Tax Bills To:	Map and Parcel Numbers

SPECIAL WARRANTY DEED

For and in Consideration of the sum of Ten and no/100 ($10.00) Dollars cash in hand paid by the hereinafter named grantees, and other good and valuable consideration, the receipt of which is hereby acknowledged, we

TA OPERATING LLC, a Delaware limited liability company

hereinafter called the GRANTORS, have bargained and sold, and by these presents do transfer and convey unto

hereinafter called the GRANTEES, their heirs and assigns, a certain tract or parcel of land in                                   County, Tennessee, described as follows, to wit:

unimproved (      )

This is      improved  (      ) property, known as

(House Number)	(Street)	(City)	(State)	(Zip)

To Have and to Hold the said tract or parcel of land, with the appurtenances, estate, title and interest thereto belonging to the said GRANTEES, their heirs and assigns, forever.  We do covenant with said GRANTEES that we are lawfully seized and possessed of said land in fee simple, have a good right to convey it, and the same is unencumbered, unless otherwise set out herein.  We do further covenant and bind ourselves, our heirs and representatives, to warrant and forever defend the title to the said land to the GRANTEES, their heirs and assigns, against the lawful claims of all persons of all persons claiming by, through, or under us, but no further or otherwise.  Wherever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

Witness our hands this           day of                                                , 20      .

CORPORATE
STATE OF :
COUNTY OF :

Before me, the undersigned, a Notary Public within and for the State and County aforesaid, personally appeared                              with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence, and upon oath acknowledged himself/herself/themselves to be the                          of the                          a corporation, and that as such                          being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the said corporation.

Witness my hand and official seal at office at              on this the       day of                ,          .

Notary Public
Commission Expires:

INDIVIDUAL
STATE OF :
COUNTY OF :

Personally appeared before me, the undersigned, a Notary Public in and for the said County and State, duly commissioned and qualified,                                                     , the within named bargainor(s), with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who acknowledged that he/she/hey executed the foregoing instrument for the purposes therein contained.

WITNESS my hand and seal, this       day of                 , 2012.

Notary Public
My commission expires:

OATH OF CONSIDERATION (MUST BE ON ALL DEEDS - EXECUTED BY GRANTEE)

STATE OF                 }

COUNTY OF             }

THE ACTUAL CONSIDERATION FOR THIS TRANSFER OR THE VALUE OF THE PROEPRTY, WHICHEVER IS GREATER, IS $                     .

AFFIANT

SUBSCRIBED AND SWORN TO BEFORE ME, THIS THE

DAY OF                             , 20      .

NOTARY PUBLIC
My Commission expires:

LEGAL DESCRIPTION

MUST INCLUDE DERIVATION CLAUSE AS TO HOW GRANTOR ACQUIRED PROPERTY.

FORM OF DEED (MO)

SPECIAL WARRANTY DEED

THIS DEED, made and entered into this       day of                      , 20   , by and between

TA OPERATING LLC, whose mailing address is c/o TravelCenters of America LLC, 225 Washington Street, of the County of Middlesex, State of Massachusetts, Party of the First Part (“Grantor”),

and

                                 , whose mailing address is                              , of the County of                  , State of                 , Party of the Second Part (“Grantee”).

WITNESSETH, Grantor, for and in consideration of the sum of One Dollar ($1.00) and other valuable considerations paid by the said Grantee, the receipt of which is hereby acknowledged, does by these presents BARGAIN AND SELL, CONVEY AND CONFIRM unto the said Grantee, the following described Real Estate situated in the County of                       and State of Missouri, known and numbered as                  , to-wit:

See Exhibit A attached hereto.

Subject to deed restrictions, easements, rights of way of record, and zoning regulations.

TO HAVE AND TO HOLD the same, together with all rights and appurtenances to the same belonging, unto Grantee and its heirs, successors and assigns forever. Grantor hereby covenant that they and their heirs, successors and assigns shall and will WARRANT AND DEFEND the title unto the premises unto Grantee, and its heirs, successors and assigns, forever against the lawful claims of all persons whomsoever, excepting, however, the general taxes for the year 20   and thereafter, and special taxes becoming a lien after the date of this deed.

IN WITNESS WHEREOF, Grantor has hereunto set its hand the day and year first above written.

GRANTOR:

TA OPERATING LLC, a Delaware limited liability company

By:
Name:
Title:

ARTICLE 1

STATE OF                          )

                                                           )   ss.

COUNTY OF                      )

On           , 20     before me personally appeared                                   , to me duly sworn, and did say that he/she is the        of                    , and that said instrument was signed in behalf of said        by authority of its             ; and said          acknowledged said instrument to be the free act and deed of said          .

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at my office in the County and State the day and year first above written.

-Notary Public

My commission expires:

EXHIBIT A

FORM OF DEED (KS)

WARRANTY DEED

THIS DEED,  made and entered into this       day of                   , 20  , by and between TA OPERATING LLC, as Grantor, and                            , as Grantee, whose mailing address is                   .

WITNESSETH, that the Grantor, for and in consideration of the sum of One Dollar and other good and valuable consideration paid by the Grantee, the receipt and sufficiency of which is hereby acknowledged by Grantor does by these presents CONVEY AND WARRANT unto the Grantee, the following described Real Estate, situated in the County of               , State of Kansas, to-wit:

Subject to all easements, restrictions and reservations, if any, now of record and the general taxes for the current calendar year and thereafter, and special taxes becoming a lien after the date of this deed.

Executed on:               , 20

TA OPERATING LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF	)
) ss.
COUNTY OF	)

On                      , 20   this deed was acknowledged before me by , , for and on behalf of said entity.

Notary Public
My appointment expires:

EXHIBIT D

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT

This Intellectual Property Assignment Agreement (this “Assignment”) is entered into as of [•], 2018, by and between TA Operating LLC, a Delaware limited liability company (“Assignor”), and [•], a [•] (“Assignee”). Assignor and Assignee are referred to herein each individually as a “Party” and collectively as the “Parties”.  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement (as defined below).

WHEREAS, Assignor and Assignee have entered into that certain Asset Purchase Agreement, dated [•], 2018 (the “Purchase Agreement”), pursuant to which Assignor has agreed to sell, convey, transfer and assign to Assignee, and Assignee has agreed to purchase, acquire, and accept from Assignor, the Business IP.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth in this Assignment and the Purchase Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Conveyance.  Assignor hereby sells, conveys, transfers and assigns to Assignee, and Assignee hereby purchases, acquires, and accepts, all of Assignor’s right, title, and interest in and to the Business IP, including the trademark registrations and trademark applications set forth on Schedule A hereto (the “Assigned Trademarks”), together with the goodwill symbolized thereby.

2.                                      Recordation.  Assignor hereby authorizes the Commissioner of Patents and Trademarks to record Assignee as the owner of the Assigned Trademarks, and to issue any and all Assigned Trademarks to Assignee, as assignee of the entire right, title and interest in, to and under the same.  Assignee shall have the right to record this Assignment with the United States Patent and Trademark Office so as to perfect, confirm and/or evidence its ownership of the Assigned Trademarks.

3.                                      Section Headings.  The Section headings contained in this Assignment are for reference purposes only and shall not affect the meaning or interpretation of this Assignment.

4.                                      Governing Law. The Parties agree that this Assignment and all matters arising from or relating to this Assignment shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of law principles thereof.

5.                                      Counterparts. This Assignment may be executed by facsimile signatures and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Assignment to be duly executed as of the date first written above.

ASSIGNOR

TA OPERATING LLC

By:
Name:
Title:

ASSIGNEE

[•]

By:
Name:
Title:

[SIGNATURE PAGE TO INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT]

Schedule A

Assigned Trademarks

	Trademark	Registration No. (Application No.)	Registration Date (Application Date)	Class	Goods/Services	Trademark Logo
1.	Minit Mart	4677379	01/27/15	42	Retail grocery store services; retail store services featuring groceries, convenience store items and gasoline
2.	O’Deli’s	1814563	12/28/93	42	Restaurant Services
3.	Minit Cafe	(88007767)	(6/20/2018)	43	Self-service restaurant services; Take-out restaurant
4.	Minit Cafe	(88007633)	(6/20/2018)	43	Self-service restaurant services; Take-out restaurant

DISCLOSURE SCHEDULES

Reference is made to the ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of September 1, 2018, by and among TA Operating LLC, a Delaware limited liability company (“Seller”), TravelCenters of America LLC, a Delaware limited liability company (“Seller Parent”), EG Group Limited, a limited liability company organized under the laws of England and Wales (“Buyer Parent”) and EG Retail (America), LLC, a Delaware limited liability company (“Buyer”).

These Disclosure Schedules are the “Schedules” referred to in the Agreement. Each capitalized term used and not otherwise defined herein shall have the respective meaning ascribed to such term in the Agreement. References in these Schedules to articles, section numbers, exhibits or schedules are references to the corresponding articles, sections, exhibits, or schedules of the Agreement.

These Schedules and any documents attached to or delivered with these Schedules are qualified in their entirety by reference to the specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, any representation or warranty of Seller, except as and to the extent expressly provided in the Agreement.

The matters disclosed in any particular section of the Schedules shall be deemed to have been disclosed in all other sections of the Schedules as to which the nature of such disclosure reasonably relates, but only to the extent such matter is readily apparent, on its face, to be applicable to such other representation, warranty covenant or agreement of the Seller. The fact that any item of information is included in these Schedules shall not be construed as an admission of liability under any applicable Law.

These Schedules form an integral part of the Agreement for all purposes and all references to the Agreement include these Schedules. The titles and headings in these Schedules are for convenience of reference only and shall not be deemed to expand or limit the effect of the disclosures contained in these Schedules, to expand or limit the scope of the information required to be disclosed in these Schedules, or to otherwise affect the interpretation of the Agreement or these Schedules. The descriptions of agreements and documents in these Schedules are only summaries and are qualified in their entirety by reference to the specific terms of such agreements or documents.

SCHEDULES

Schedule 1.1(c)	Motor Vehicles
Schedule 1.1(e)	Assumed Contracts
Schedule 1.1(f)	Business IP
Schedule 1.1(i)	Computer Systems
Schedule 1.2(a)	Excluded Assets
Schedule 1.2(p)	Excluded Intellectual Property
Schedule 1.3	Excluded Liabilities
Schedule 2.1(c)	Exceptions to No Violations Representation
Schedule 2.1(d)	Litigation
Schedule 2.1(e)	Financial Statements
Schedule 2.1(e)(iii)	Liabilities and Obligations
Schedule 2.1(f)	Compliance with Laws
Schedule 2.1(f)(ii)	Licenses and Permits
Schedule 2.1(g)(i)	Environmental Matters
Schedule 2.1(g)(i)(D)	Active Remediation
Schedule 2.1(h)	Intellectual Property
Schedule 2.1(i)	Title to Assets; Liens
Schedule 2.1(j)	Real Property Matters
Schedule 2.1(k)	Assumed Contracts and Real Property Leases
Schedule 2.1(l)(ii)	Employees
Schedule 2.1(l)(iii)	Benefit Plans
Schedule 3.6	Cross-Division Contracts
Schedule 4.6	Release of Seller Guaranties
Schedule 10.20(i)	Data Room Index
Schedule 10.20(ii)	DODO and CODO Agreements
Schedule 10.20(iii)	DODO Letters of Credit
Schedule 10.20(iv)	DODO Properties
Schedule 10.20(v)	Owned Real Properties
Schedule 10.20(vi)	Real Property Leases
Schedule 10.20(vii)	Properties
Schedule 1.1(c)	Motor Vehicles